ASSET PURCHASE AGREEMENT

by and between

GR MATCH, LLC

and

CYBERDEFENDER CORPORATION

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Article VII. COVENANTS OF THE PARTIES	27

7.01 Cooperation	27
7.02 Public Announcements	27
7.03 Certain Tax Matters	28
7.04 Employee Matters.	29
7.05 Conduct of the Business Pending the Closing	30
7.06 Access to Information	31
7.07 Notices	32
7.08 Bankruptcy Court Orders	32
7.09 Assumption and Rejection of Contracts and Leases	33
7.10 Reorganization	33
7.11 Name Changes	34

Article VIII. CONDITIONS TO OBLIGATIONS OF PARTIES	34

8.01 Conditions to Obligations of Seller	34
8.02 Conditions to Obligations of Buyer	35

Article IX. MISCELLANEOUS	36

9.01 Fees and Expenses	36
9.02 Further Assurances	37
9.03 Notices	37
9.04 Entire Agreement	38
9.05 Severability	38
9.06 Binding Effect	38
9.07 Assignment	38
9.08 No Third-Party Beneficiaries	38
9.09 Counterparts	38
9.10 Interpretation	38
9.11 Governing Law	39
9.12 Amendments	39
9.13 Litigation Support	39
9.14 Terms Generally; Incorporation of Recitals	39
9.15 No Survival of Representations, Warranties and Covenants	40
9.16 Specific Performance	40
9.17 Releases	40
9.18 Waiver of Civil Code § 1542.	40
9.19 Computation of Time	41
9.20 Time of Essence	41
9.21 Mutual Drafting	41

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SCHEDULES

2.01(a)(v)	Assumed Contracts
2.01(a)(xiv)	Key Business Partners
5.05(b)	Encumbrances
5.07	Litigation
5.11	Benefit Plans
5.12(a)	Noncompetition, Nondisclosure, Confidentiality, Employment, Consulting Contracts of Seller Employees
5.12(b)	Seller Employees

EXHIBITS

A	Form of Assignment and Assumption Agreement
B	Form of Assignment of Membership Interests
C	Form of Assignment of Trademarks
D	Form of Bill of Sale and Assignment
E	Bidding Procedures
F	Reorganization Election

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ASSET PURCHASE AGREEMENT

ASSET PURCHASE AGREEMENT (together with the Schedules, Exhibits and Annexes hereto, collectively referred to as the “Agreement”), dated as of February 23, 2012 by and between GR Match, LLC, a Delaware limited liability company, or its designee (“Buyer”) and CyberDefender Corporation, a Delaware corporation (“Seller” or the “Company”).

WITNESSETH:

WHEREAS, Seller (i) provides Internet security software, utilities and Live PC Support services to customers, (ii) develops and markets antispyware/antivirus software and remote, live tech support services, and (iii) offers computer optimization services (the “Business”);

WHEREAS, the Company believes, following consultation with its financial advisors and after conducting reasonable due diligence, that in light of the current circumstances, a sale of its assets, as described herein, is necessary to maximize value and is in the best interest of the Company and its creditors and equity holders;

WHEREAS, Seller filed a voluntary petition (the “Chapter 11 Case”) under chapter 11 of title 11 of the United States Code, 11 U.S.C. §§ 101 et seq. (the “Bankruptcy Code”) in the Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) on February 23, 2012 (the “Petition Date”);

WHEREAS, Buyer (the “DIP Lender”) has agreed to provide the Company with a $4,610,000 principal amount debtor-in-possession credit facility (the “DIP Financing”); and

WHEREAS, in accordance with and subject to the terms and conditions set forth in this Agreement, Buyer desires to acquire from Seller and, subject to the entry of the Transaction Approval Order, Seller desires to sell to Buyer all or substantially all of the assets of Seller (the “Asset Acquisition”) in a transaction pursuant to section 363 of the Bankruptcy Code.

NOW, THEREFORE, in consideration of the foregoing and of the representations, warranties, covenants, agreements and conditions contained herein, the parties hereto, intending to be legally bound hereby, agree as follows:

Article I.

DEFINITIONS

1.01 Definitions. Capitalized terms used in this Agreement shall have the meanings set forth below or as may be set forth throughout the provisions of this Agreement. The preamble and recitals of this Agreement shall be deemed part of this Agreement and are incorporated fully herein.

“Acquired Avoidance Actions” shall have the meaning ascribed to it in Section 2.01(a)(xiv) hereof.

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“Affiliate” shall mean, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by or is under common Control with such Person provided, that Buyer shall not be deemed an Affiliate of the Seller for all purposes hereof.

“Agreement” shall have the meaning ascribed to it in the preamble of this agreement.

“Alternative Transaction” shall mean any agreement or transaction involving the sale (in a single transaction or a series of transactions) of all or substantially all of the Assets, or the issuance or sale (in a single transaction or a series of transactions) of all or substantially all of the equity interests, of Seller or any of its successors, to any party other than Buyer or a designee of Buyer. Notwithstanding the foregoing, an “Alternative Transaction” shall exclude any going-out-of-business sale or liquidation of the Assets conducted by or on behalf of Seller.

“Applicable Laws” shall mean any Laws, statutes, ordinances, regulations, rules, notice requirements, court decisions, agency guidelines, principles of Law, common law, policies, directives and Orders of any government and any governmental department or agency, including, without limitation, energy, motor vehicle safety, public utility, zoning, building and health codes, occupational safety and health and Laws respecting employment practices, employee documentation, terms and conditions of employment and wages and hours.

“Approved DIP Budget” shall have the meaning ascribed to it in the Financing Order.

“Asset Acquisition” shall have the meaning ascribed to it in the recitals hereof.

“Asset Contribution” shall have the meaning ascribed to in the Section 7.10(a) hereof.

“Assets” shall have the meaning ascribed to it in Section 2.01(a) hereof.

“Assignment and Assumption Agreement” shall mean the Assignment and Assumption Agreement, to be dated as of the Closing Date, between Seller, on the one hand, and Buyer or Newco, as applicable, on the other hand, substantially in the form attached hereto as Exhibit A.

“Assignment of Membership Interests” shall mean the Assignment of Membership Interests, to be dated as of the Closing Date, between Seller and Buyer, substantially in the form attached hereto as Exhibit B.

“Assignment of Trademarks” shall mean the Assignment of Trademarks, to be dated as of the Closing Date, between Seller, on the one hand, and Buyer or Newco, as applicable, on the other hand, substantially in the form attached hereto as Exhibit C.

“Assumed Contracts” shall have the meaning ascribed to it in Section 2.01(a)(v) hereof.

“Assumed Liabilities” shall have the meaning ascribed to it in Section 2.01(c) hereof.

“Avoidance Actions” shall mean any avoidance or preference actions for the benefit of Seller under the Bankruptcy Code or any state Law.

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“Balance Sheets” shall have the meaning ascribed to it in Section 5.03(a) hereof.

“Bankruptcy Code” shall have the meaning ascribed to it in the recitals hereof.

“Bankruptcy Court” shall have the meaning ascribed to it in the recitals hereof.

“Bankruptcy Period” shall have the meaning ascribed to it in Section 9.11 hereof.

“Benefit Plan” shall mean any “employee benefit plan” as defined in Section 3(3) of ERISA (whether or not subject to ERISA) and each other plan, policy, program, practice, agreement, understanding or arrangement (whether written or oral) that provides compensation or other benefits to any service provider, including each compensation, bonus (including transaction bonus), incentive, profits interest, phantom profits interest, other equity or equity-based compensation, deferred compensation, indemnification, change in control, employment, consulting, retention, vacation, holiday, sick leave, severance, retirement, supplemental retirement, defined benefit, defined contribution, pension, money purchase, target benefit, cash balance, pension equity, savings, profit sharing, supplemental or executive retirement, excess benefit, medical, dental, vision, life insurance, cafeteria (Code Section 125), adoption assistance, dependent care assistance, health savings, health reimbursement, flexible spending, multiemployer welfare, Multiemployer Plan, accident, disability, long-term care, employee assistance, scholarship, fringe benefit, expense reimbursement, welfare benefit, paid time off, employee loan, salary continuation and other compensation or benefit plan, policy, program, practice, agreement, understanding or arrangement, including any trust, escrow, funding, insurance or other agreement related thereto.

“Bid Procedures Order” shall have the meaning ascribed to it in Section 7.08(a)(i) hereof.

“Bidding Procedures” shall have the meaning ascribed to it in Section 7.08(a)(i) hereof.

“Bill of Sale and Assignment” shall mean the Bill of Sale and Assignment, to be dated as of the Closing Date, from Seller to Buyer or Newco, as applicable, substantially in the form attached hereto as Exhibit D.

“Books and Records” shall have the meaning ascribed to it in Section 2.01(a)(vii) hereof.

“Business” shall have the meaning ascribed to it in the recitals hereof.

“Business Day” shall mean any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in the city of New York.

“Buyer” shall have the meaning ascribed to it in the preamble of this Agreement.

“Buyer Material Adverse Effect” shall mean any change, effect, event, occurrence, development, circumstance or state of facts occurs which would materially impair the ability of Buyer to perform its obligations under this Agreement or the Other Agreements or have a materially adverse effect on or prevent or materially delay the consummation by the Buyer of the transactions contemplated by this Agreement or the Other Agreements.

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“Buyer Released Parties” shall have the meaning ascribed to it in Section 9.17 hereof.

“Carve-Out” shall have the meaning ascribed to it in the Financing Order.

“Chapter 11 Case” shall have the meaning ascribed to it in the recitals hereof.

“Closing” shall have the meaning ascribed to it in Section 4.01 hereof.

“Closing Date” shall have the meaning ascribed to it in Section 4.01 hereof.

“COBRA” shall mean the requirements of Part 6 of Subtitle B of Title I of ERISA and Code §4980B and of any similar state Law.

“COBRA Liability” shall mean all Liabilities arising under COBRA (i) in respect of any employee (or any beneficiary or dependent thereof) of the Seller or its Affiliates who does not become a Rehired Employee, and (ii) arising on or prior to the Closing Date, with respect to any Rehired Employee (or any beneficiary or dependent thereof).

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Company” shall have the meaning ascribed to it in the preamble of this Agreement.

“Contract” shall mean any legally binding agreement, contract, arrangement, lease, license, understanding, commitment or instrument.

“Control” (including the terms “Controlled by” and “under common Control with”) shall mean the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of capital stock or other equity, as trustee (other than a Chapter 11 trustee) or executor, by contract or credit arrangement or otherwise.

“Credit Bid and Release” shall have the meaning ascribed to it in Section 3.01 hereof.

“Cure Costs” shall mean all monetary Liabilities, including pre-petition monetary Liabilities, of Seller that must be paid or otherwise satisfied to cure all of Seller’s monetary defaults under the Assumed Contracts at the time of the assumption thereof and assignment to Buyer as provided hereunder as such amounts are determined by the Bankruptcy Court.

“DIP Financing” shall have the meaning set forth in the recitals hereof.

“DIP Lender” shall have the meaning set forth in the recitals hereof.

“DIP Obligations” shall mean all obligations of Seller under the DIP Financing.

“Encumbrances” shall mean any mortgage, pledge, security interest, encumbrance, lien (statutory or other), claim, Liability, charge, lease, covenant, easement, option, right of others, hypothecation, conditional sale agreement or restriction (whether on voting, sale, transfer, defenses, set-off or recoupment rights, disposition, or otherwise), whether imposed by Contract, Law, equity, or otherwise.

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“Equipment” shall have the meaning ascribed to it in Section 2.01(a)(i) hereof.

“Equity Exchange” shall have the meaning ascribed to it in Section 7.10(a) hereof.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean any employer that would be considered a single employer with Seller under Sections 414(b), (c), (m) or (o) of the Code.

“Excluded Assets” shall have the meaning ascribed to it in Section 2.01(b) hereof.

“Excluded Contracts” shall have the meaning ascribed to it in Section 2.01(b)(i) hereof.

“Excluded Liabilities” shall have the meaning ascribed to it in Section 2.01(d) hereof.

“Expense Reimbursement” shall have the meaning ascribed to it in Section 4.05(a) hereof.

“Facility” shall mean the corporate office of the Business and each location identified as a “Facility” on Annex I, including the Equipment currently used therein.

“FICA” shall mean the Federal Insurance Contribution Act.

“Final Order” shall mean an Order of the Bankruptcy Court (a) as to which the time to appeal or reconsider shall have expired and as to which no appeal or motion to reconsider shall then be pending, or (b) if an appeal or motion for reconsideration shall have been filed or sought, either (i) no stay of the Order shall be in effect or (ii) if such a stay shall have been granted by the Bankruptcy Court, then (A) the stay shall have been dissolved or (B) a final Order of the district court having jurisdiction to hear such appeal shall have affirmed the Order and the time allowed to appeal from such affirmance or to seek review or rehearing thereof shall have expired and the taking or granting of any further hearing, appeal or petition for certiorari shall not be permissible, and if a timely appeal of such district court Order or timely motion to seek review or rehearing of such Order shall have been made, any court of appeals having jurisdiction to hear such appeal or motion (or any subsequent appeal or motion to seek review or rehearing) shall have affirmed the district court’s (or lower appellate court’s) Order upholding the Order of the Bankruptcy Court and the time allowed to appeal from such affirmance or to seek review or rehearing thereof shall have expired and the taking or granting of any further hearing, appeal or petition for certiorari shall not be permissible; provided, however, that Buyer in its sole discretion may treat as not being a Final Order, any Order for which an appeal, motion to seek review, motion to seek rehearing, or any similar motion is pending notwithstanding that such Order is not then subject to stay.

“Financial Statements” shall have the meaning ascribed to it in Section 5.03(a) hereof.

“Financing Order” shall mean such interim or final Order or Orders of the Bankruptcy Court authorizing the DIP Financing.

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“FUTA” shall mean the Federal Unemployment Tax Act, as amended.

“GAAP” shall mean United States generally accepted accounting principles, consistently applied in relation to Seller’s past practices.

“Governmental Entity” shall mean any court, administrative or regulatory agency or commission or other foreign, federal, state or local governmental authority or instrumentality.

“Improvements” mean the buildings, improvements, structures and fixtures on the Real Property and/or demised under any lease of, or other Contract or for the use of, Real Property.

“Indebtedness” shall mean all obligations and Liabilities for borrowed money or indebtedness, including without limitation, bank loans, mortgages, notes payable, capital lease obligations, equipment installment debt, guarantees of indebtedness of others, and all principal, interest, fees, prepayment penalties or amounts due or owing with respect thereto.

“Intellectual Property” shall have the meaning ascribed to it in Section 2.01(a)(iv) hereof.

“Inventory” shall have the meaning ascribed to it in Section 2.01(a)(ii) hereof.

“Knowledge” shall mean and an individual will be deemed to have “Knowledge” of a particular fact or other matter if such individual is actually aware of such fact or other matter after the making by such individual of a reasonable investigation of the circumstances related thereto in light of the facts known to such individual, including by such individual making reasonable due inquiry of other individuals who such individual reasonably believes should be aware of such facts or matters. A Person other than an individual will be deemed to have “Knowledge” of a particular fact or other matter if any individual who is currently serving as an officer of such Person has Knowledge of such fact or other matter.

“Law” shall mean any domestic, foreign, federal, state, local or other law, statute, ordinance, writ, rule, regulation or governmental requirement of any kind, and the rules, regulations and Orders promulgated thereunder and any final Orders, decrees, judgments or injunction of any regulatory agency, court or other Governmental Entity.

“Liability” shall mean all liabilities, whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due.

“Marks” shall have the meaning ascribed to it in Section 7.11(b) hereof.

“Material Adverse Effect” shall mean any change, effect, event, occurrence, development, circumstance or state of facts occurs except for (a) the commencement of the Chapter 11 Case, and (b) events that would typically result from the commencement of the Chapter 11 Case, as determined by Buyer in its reasonable discretion, in each case, which has had or would reasonably be expected to have, individually or in the aggregate, a materially adverse effect on the business, financial condition or results of operations of Seller (including its business), taken as a whole, or which would materially impair the ability of Seller to perform its obligations under this Agreement or the Other Agreements or have a materially adverse effect on or prevent or materially delay the consummation by Seller of the transactions contemplated by this Agreement or the Other Agreements.

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“Media Services Agreements” shall mean, collectively, that certain Media and Marketing Services Agreement, dated March 24, 2009, by and between GR Match, LLC and CyberDefender Corporation, a California Corporation, as amended or modified, and that certain Media and Marketing Services Agreement, dated July 19, 2011, by and between GR Match, LLC and Seller, as amended or modified.

“Multiemployer Plan” shall mean any multiemployer plan as defined in section 3(37) or 4001(a)(3) of ERISA, under which the Company or any of its ERISA Affiliates has or may have any Liability, whether fixed or contingent.

“Newco” shall have the meaning ascribed to it in Section 7.10(a) hereof.

“Notice of Scheduling of Closing Date” shall mean a notice in writing, given in accordance with Section 9.03 hereof, by Buyer to Seller which (a) states that it is a Notice of Scheduling of Closing Date in accordance with this Agreement and (b) proposes a Closing Date that is not less than sixty-five (65) days after the date such notice is provided to Seller.

“Order” shall mean any order, ruling, decision, verdict, decree, writ, subpoena, mandate, precept, command, directive, consent, approval, award, judgment, injunction, or other similar determination or finding by, before, or under the supervision of any Governmental Entity.

“Other Agreements” shall mean the Bill of Sale and Assignment, the Assignment and Assumption Agreement, and the Assignment of Trademarks.

“Permits” shall mean all licenses, franchises, permits, certificates, notices, registrations, consents, authorizations and approvals of or issued by any Governmental Entity.

“Permitted Liens” shall mean (a) any Encumbrance on any of the Assets that is subject to removal by the Transaction Approval Order, (b) any lien held by or for the benefit of the Buyer or its Affiliates, (c) liens for Taxes which are not yet due and payable or which are being contested in good faith through appropriate proceedings for which a reserve has been established in accordance with GAAP on the Financial Statements, (d) any statutory liens of landlords, carriers, warehousemen, mechanics, materialmens and other similar liens imposed by Law and incurred in the ordinary course of business, (e) easements, rights of way, restrictions, and other similar charges or encumbrances not interfering in any material respect with the conduct of the Business, or (f) any other Encumbrances that do not in the aggregate materially interfere with the present use of or materially impair the value of the Assets.

“Person” shall mean an individual, corporation, partnership, association, limited liability company, trust, joint venture, unincorporated organization, other entity or group (as defined in Section 13(d)(3) of the Securities and Exchange Act of 1934, as amended).

“Petition Date” shall have the meaning ascribed to it in the recitals hereof.

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“Prepetition Loan Agreement” shall mean that certain Loan and Securities Purchase Agreement, dated as of March 31, 2010, by and between CyberDefender Corporation, a California corporation, and GR Match, LLC, as amended or modified.

“Prepetition Loan Modification Agreement” shall mean that certain Loan Modification Agreement, dated February 25, 2011, by and between Seller and GR Match, LLC, as amended or modified.

“Prepetition Obligations” shall mean the obligations of the Company under the Media Services Agreement, the Prepetition Loan Agreement, the Prepetition Revolving Credit Loan Agreement and the Prepetition Modification Agreement and related agreements, instruments or other documents.

“Prepetition Revolving Credit Loan Agreement” shall mean that certain Revolving Credit Loan Agreement, dated December 7, 2010, by and between Seller and GR Match, LLC, as amended or modified.

“Purchase Price” shall have the meaning ascribed to it in Section 3.01 hereof.

“Qualified Bid” shall have the meaning ascribed to it in the Bidding Procedures.

“Real Property” shall mean all real property owned or leased by Seller, together with all the rights, benefits, privileges, easements, rights-of-way, tenements, hereditaments, and appurtenances thereon or in anyway appertaining thereto and all Improvements erected thereon.

“Rehired Employees” shall have the meaning ascribed to in Section 7.04(a) hereof.

“Reorganization Notice” shall have the meaning ascribed to it in Section 7.10(a) hereof.

“SEC” shall mean the United States Securities and Exchange Commission.

“SEC Filings” shall mean the annual report of Seller on Form 10-K filed with the SEC for Seller’s fiscal year ended December 31, 2010, the quarterly report of Seller on Form 10-Q filed with the SEC for Seller’s fiscal quarter ended September 30, 2011, all current reports on Form 8-K filed with the SEC since the end of such fiscal quarter, and Seller’s S-1 registration statement.

“Seller” shall have the meaning ascribed to it in the preamble of this Agreement.

“Seller Benefit Plan” shall mean any Benefit Plan maintained, sponsored or contributed to by the Seller or any of its Affiliates on behalf of any current or former director, officer, employee or consultant (or any spouse, dependent or beneficiary thereof) of the Seller or any of its Affiliates or under which the Seller or any of its Affiliates has or may have any Liability or other obligation, whether fixed or contingent.

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“Seller Employee Liabilities” shall mean all Liabilities of the Seller and/or any Affiliate of the Seller relating to any current or former employee or other service provider of the Seller or any of its Affiliates, or any dependent or beneficiary thereof, including (i) any Liability arising at any time under any Seller Benefit Plan, (ii) any Liability that constitutes a COBRA Liability or a WARN Act Liability, (iii) any Liability that is or may be imposed on the Seller or any Affiliate of the Seller due to such entity’s status as an ERISA Affiliate of any other entity, (iii) any Liability arising in connection with the actual or prospective employment or engagement, the retention and/or discharge by the Seller or any of its Affiliates of any current or former employee or other service provider, (iv) any Liability for wages, remuneration, compensation (including any bonuses due any employee arising as a result of the transactions contemplated hereby), benefits, severance or other accrued obligations (A) associated with any employee or other service provider of the Seller or any of its Affiliates who does not become a Rehired Employee (or any dependent or beneficiary thereof), and (B) with respect to any Rehired Employee, arising on or prior to the Closing Date, and (v) any claim of an unfair labor practice, or any claim under any state unemployment compensation or worker’s compensation Law or regulation or under any federal or state employment Law or other Law or regulation relating to employment, discrimination, classification or other matters relating to service providers, in any case, with respect to (A) any employee or other service provider of the Seller or any of its Affiliates who does not become a Rehired Employee (or any dependent or beneficiary thereof), and (B) any Rehired Employee, arising on or prior to the Closing Date.

“Subsidiary” means, with respect to any Person, any and all corporations, partnerships, limited liability companies, joint ventures, associations and other entities Controlled by such Person.

“Taxes” shall mean all taxes, charges, fees, levies, penalties or other assessments imposed by any federal, state, local or foreign taxing authority, including, but not limited to, income, gross receipts, branch profits, license, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Sec. 59A), custom duty, escheat, margin, capital stock or other equity, excise, real property, personal property, ad valorem, sales, use, transfer, franchise, payroll, employment, withholding, severance, social security, estimated or other tax of any kind whatsoever, including any interest, penalties or additions attributable thereto, whether disputed or not and including any obligation to indemnify or otherwise assume or succeed to the Tax Liability of any other Person.

“Tax Return” shall mean any return, declaration, report, claim for refund, information return or other document (including any related or supporting information) required to be filed with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Transaction Approval Hearing” shall have the meaning ascribed to it in Section 7.08(a)(i) hereof.

“Transaction Approval Order” shall have the meaning ascribed to it in Section 7.08(a)(ii) hereof.

“Transfer Tax” shall mean any federal, state, county, local, foreign and other sales, use, transfer, conveyance, documentary transfer, recording or other similar Tax, fee or charge imposed upon the sale, transfer or assignment of property or any interest therein or the recording thereof, and any penalty, addition to Tax or interest with respect thereto (but excluding any gains and income Taxes).

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“WARN” shall have the meaning ascribed to in Section 7.04(b) hereof.

“WARN Act Liability” shall mean any Liability arising under WARN with respect to any mass layoff, plant closing or other termination of employees, in any case, occurring on or prior to the Closing Date.

Article II.

PURCHASE AND SALE

2.01 Asset Acquisition

(a)          Subject to the entry of the Transaction Approval Order and subject to the terms and conditions of this Agreement and on the basis of the representations, warranties, covenants and agreements herein contained, at the Closing, Seller shall sell, assign, convey and deliver to Buyer free and clear of any and all Encumbrances (to the maximum extent provided in the Transaction Approval Order), except for Assumed Liabilities, and Buyer shall purchase, acquire and accept from Seller, all of Seller’s right, title and interest in and to the Business and all of its assets, rights and properties of every kind and nature, whether real, personal or mixed, tangible or intangible, whether identifiable or contingent, wherever located, whether or not reflected on the books and records of Seller, other than the Excluded Assets (collectively, the “Assets”), which Assets shall include, without limitation, all of the Seller’s right, title and interest in the following:

(i)          all of the fixed assets and other tangible personal property, including all machines (whether or not currently located in any of the Facilities), other equipment, computers, management information systems (including without limitation all software and hardware related thereto), telephone systems, furniture, and supplies, wherever located, together with all manufacturers’ warranties pertaining to the same, to the extent that such warranties may exist and be assignable, other than any such fixed assets or other tangible personal property or such warranties pertaining thereto that are subject to personal property leases that are not Assumed Contracts (collectively, the “Equipment”);

(ii)         all goods, products, and supplies used in the sale of any goods or products and all other inventory whether on hand, on order, in transit or held by others on a consignment basis (collectively, the “Inventory”);

(iii)        all outstanding accounts receivable, notes receivable, notes and other receivables in favor of Seller, and all claims arising in connection therewith;

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(iv)        all intellectual property, including all (A) copyright rights (registered and unregistered) and software (including source code and object code), in any case, whether domestic or foreign, registered, unregistered and/or common law (including, without limitation, all goodwill associated with any of the foregoing, licenses in respect of any of the foregoing and claims for infringement of or interference with any of the foregoing and the right to recover past damages); (B) trade names, trade name rights, trademarks, trademark applications, trademark rights, service marks, service mark rights, trade dress, domain names, URLs, web pages, in any case, whether domestic or foreign or registered, unregistered and/or common law (including without limitation, all goodwill associated with any of the foregoing, licenses in respect of any of the foregoing, and claims for infringement of or interference with any of the foregoing and the right to recover past damages); (C) invention disclosures, issued design patents, pending U.S. patent applications and corresponding international and foreign counterpart applications and issued patents, including any applications, continuation applications, divisional applications, issued patents, reexaminations and reissues thereof, whether domestic or foreign (including without limitation, all goodwill associated with any of the foregoing, licenses in respect of any of the foregoing, and claims for infringement of or interference with any of the foregoing and the right to recover past damages); and (D) confidential information, trade secrets, designs, specifications, know-how and other proprietary information and technology (collectively, the “Intellectual Property”);

(v)         subject to Section 7.09 hereof, all Contracts of Seller listed on Schedule 2.01(a)(v) hereto which, for the avoidance of doubt, shall not include any Seller Benefit Plan (the “Assumed Contracts”), it being agreed that Buyer may update Schedule 2.01(a)(v) to (A) delete Contracts from time to time at Buyer’s sole discretion at any time prior to the later of (x) with respect to any specific Assumed Contract, five (5) days after the resolution of any dispute with a non-debtor party to such Assumed Contract where such resolution results in an increase in Cure Costs related to such Assumed Contract and (y) the date of the Auction, and (B) add Contracts from time to time at Buyer’s sole discretion prior to the conclusion of the hearing in the Bankruptcy Court to approve the sale of the Assets, provided, however, that Buyer shall be responsible for any Cure Costs associated with Contracts added to Schedule 2.01(a)(v) subsequent to the date hereof;

(vi)        all goodwill, other intangible property, and causes of action, actions, claims and rights of any kind as against others (whether by contract or otherwise) relating to any of the Assets (including the Intellectual Property), the Assumed Liabilities or the Business;

(vii)       all books and records (financial, accounting, Tax and other) (other than those included in the Excluded Assets pursuant to Section 2.01(b) hereof) and, correspondence and all sales, marketing, advertising, packaging and promotional materials, files, data, software (whether written, on disk, film, tape or other media, and including all computerized data), and other technical information and data, and all other business and other records, in each case arising under or relating to the Assets, the Assumed Liabilities or the Business (collectively, the “Books and Records”);

(viii)      all Permits now existing and all Permits issued after the date hereof and through the Closing Date, excluding only such Permits to the extent not legally transferable;

(ix)         all prepaid expenses, refunds (including, but not limited to, refunds with respect to Taxes paid by or on behalf of Seller and any refunds with respect to Taxes described in Section 2.01(c) hereof), and security and like deposits to the extent pertaining to an Assumed Contract or to an item that is an Asset under this Section 2.01(a) other than under this clause (ix), including, without limitation, any deposits held by Litle & Co., American Express and RegNow;

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(x)          all rights, remedies and benefits of Seller arising under or relating to any of the Assets, the Assumed Liabilities or the Business, including, without limitation, rights, remedies and benefits arising out of express or implied warranties from manufacturers or suppliers of the Equipment or the Inventory (or components thereof), the other Assets or products purchased or ordered by Seller prior to the Closing Date (and in any case, any component thereof), and all claims and causes of action arising therefrom;

(xi)         all cash and cash equivalents, securities, instruments and other investments of Seller;

(xii)        all other property and assets pertaining to or used or useful in the conduct of the Business or the ownership of any of the Assets, including without limitation, tax attributes, insurance policies and the proceeds thereof, any revenue streams from RegNow, and all other tangible and intangible assets that are not expressly identified as Excluded Assets;

(xiii)       any claims, counterclaims, setoffs, rights of recoupment, equity rights or defenses that Seller may have with respect to any Assumed Liabilities; and

(xiv)      all of Seller’s rights in or with respect to Avoidance Actions against Guthy-Renker LLC and each of its Affiliates and Subsidiaries and the Persons identified in Schedule 2.01(a)(xiv) hereof (as may be amended from time to time in Buyer’s sole discretion prior to the Closing Date) (collectively, the “Acquired Avoidance Actions”).

(b)          Excluded Assets. Seller is not selling, assigning or conveying to Buyer, Buyer is not purchasing from Seller, and the Assets shall not include, the following (collectively, the “Excluded Assets”):

(i)          all Contracts of Seller not included on Schedule 2.01(a)(v) hereof, as it may be amended from time to time pursuant to the terms of this Agreement (the “Excluded Contracts”);

(ii)         any Real Property of Seller, including any fixtures thereto or Improvements thereon;

(iii)        any bank accounts of Seller (excluding cash, cash equivalents, securities, instruments and other investments of Seller existing in any such bank accounts other than the Purchase Price or any other cash items included within the Excluded Assets);

(iv)        the Prepetition Loan Agreement, the Prepetition Revolving Credit Loan Agreement, the Prepetition Loan Modification Agreement, the Media Services Agreement and any related agreements, instruments or other documents;

(v)         the corporate minute books, equity transfer records and corporate seal of Seller;

(vi)        all prepaid expenses, refunds (excluding refunds with respect to Taxes paid by or on behalf of Seller and any refunds with respect to Taxes described in Section 2.01(c) hereof), and security and like deposits to the extent not pertaining to an Assumed Contract or to an item that is an Asset under Section 2.01(a) hereof other than under clause (ix) thereof and, for the avoidance of doubt, excluding any deposits held by Litle & Co., American Express and RegNow;

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(vii)       all fixed assets and other tangible personal property, wherever located, together with all manufacturers’ warranties pertaining to the same, to the extent that such warranties may exist and be assignable, that are subject to personal property leases that are not Assumed Contracts;

(viii)      all of Seller’s rights in or with respect to (A) the Avoidance Actions other than the Acquired Avoidance Actions and (B) all other causes of action, actions, and claims of Seller of any kind as against others, whether by contract or otherwise, other than any such causes of action, actions or claims that are expressly included among the Assets;

(ix)         assets and funding vehicles of Seller (whether in trust or otherwise), including any cash, cash equivalents or investments therein, with respect to any Seller Benefit Plan;

(x)          the Purchase Price and all rights of Seller arising under this Agreement and any Other Agreements to which Seller is a party; and

(xi)         any directors’ and officers’ liability insurance policies of the Seller and the proceeds thereof.

(c)          Assumed Liabilities. Subject to the entry of the Transaction Approval Order and subject to the terms and conditions of this Agreement and on the basis of the representations, warranties, covenants and agreements herein contained, at the Closing, Seller agrees to assign to Buyer and Buyer agrees to assume from Seller only the Liabilities of Seller set forth below (collectively, the “Assumed Liabilities”):

(i)          the Liabilities and obligations of Seller under each of the Assumed Contracts, including all Liabilities and obligations for the payment of any Cure Cost pertaining to the Assumed Contracts, payment of which Cure Cost shall be made by Buyer at the Closing;

(ii)         any Liability or obligation of Seller for Transfer Taxes, if any, that may be imposed by reason of the sale, transfer, assignment and delivery of the Assets and that are not exempt under the Bankruptcy Code; and

(iii)        any Liability or obligation of Seller for ad valorem Taxes, if any, relating to the Business incurred before the Closing but relating to the period after the Closing.

(d)          No Other Liabilities. Except as provided in Section 2.01(c) hereof, Buyer shall not assume nor be deemed to assume and shall have no responsibility or obligation with respect to, any other Liabilities or obligations of, or claim against, Seller, of any kind or nature, whether absolute, accrued, contingent or otherwise and whether due or to become due and whether or not asserted, and whether or not known or unknown or currently existing or hereafter arising, and however arising, including the following (collectively, the “Excluded Liabilities”):

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(i)          any Liabilities or obligations in respect of or relating to the Excluded Assets (including the Excluded Contracts);

(ii)         any DIP Obligations and any Prepetition Obligations;

(iii)        any suit, action or proceeding brought by any Person against the Business or Seller, including any suits, actions or proceedings by any equity holders of Seller or any of its Affiliates or any Person acting on behalf of, or claiming rights through, Seller, including on account of the purchase, sale or rescission in respect of any security of Seller;

(iv)        all Liabilities or obligations of Seller with respect to any Taxes, assessments or other governmental charges of Seller or of the Business related to the taxable period (or portion thereof) ending on or prior to the Closing;

(v)         any Liabilities or obligations that are disallowed by the Bankruptcy Court;

(vi)        all Seller Employee Liabilities;

(vii)       all obligations and Liabilities of Seller to vendors, service providers and customers;

(viii)      any post petition trade payables;

(ix)         any accrued and unpaid professional fees and expenses incurred by Seller for professionals engaged by Seller in connection with the administration of the Chapter 11 Case;

(x)          any Tax obligations and Liabilities of Seller except any Tax obligations and Liabilities expressly assumed by Buyer pursuant to Section 2.01(c); and

(xi)         any expenses or fees of Seller incident to or arising out of the negotiation, preparation, approval or authorization of this Agreement or the Other Agreements, in each case, unpaid as of the date hereof.

2.02 Nonassignable Rights. To the extent that Buyer shall have determined to close under this Agreement prior to receipt of any consent, approval or waiver necessary, under applicable bankruptcy or other Law or otherwise, to transfer the rights and benefits of Seller under any Assumed Contract, Permit or Intellectual Property to Buyer, then, during the period from the Closing Date until the earlier of (x) the date that is the first anniversary of the Closing Date and (y) the date the Chapter 11 Case is closed, the parties hereto will cooperate and use their respective commercially reasonable efforts to obtain as promptly as practicable all consents, approvals and waivers required by any third party or Governmental Entity to transfer to Buyer such Assumed Contract, Permit or Intellectual Property in a manner that will avoid any default, conflict, or termination of rights thereunder. Until the time that such consent, approval or waiver is obtained or, if earlier, the earlier of (x) the date that is the first anniversary of following the Closing Date and (y) the date the Chapter 11 Case is closed, Seller shall use its commercially reasonable efforts to cooperate in any lawful and commercially reasonable arrangement designed to provide the benefits of such Assumed Contract, Permit or Intellectual Property to Buyer in a manner that would as nearly as practicable reflect the purpose and intention of this Agreement. In such event, to the extent applicable, (a) Buyer will promptly pay, perform or discharge, when due, any and all obligations and Liabilities arising thereunder, other than those being contested in good faith, provided that the third party or parties to any such Assumed Contract, Permit or Intellectual Property has or have performed in all material respects all of its or their obligations thereunder and Seller has fulfilled its obligations under clause (b) of this sentence and (b) Seller will promptly pay to Buyer, when received, all moneys received by it under any such Assumed Contract, Permit or Intellectual Property or any claim, right or benefit arising thereunder, provided that Buyer has performed in all material respects all obligations under any such Assumed Contract, Permit or Intellectual Property required to be performed by Seller after the Closing. Notwithstanding anything contained in this Agreement to the contrary, (a) Seller shall have no obligation to take any action under this Section which might reasonably be expected to result in any material Liability, cost or expense to Seller unless Buyer agrees to pay any such Liability, cost or expense and (b) this Agreement shall not constitute an agreement to assign any Assumed Contract, Permit or Intellectual Property or any claim, right or benefit arising thereunder or resulting therefrom if an attempted assignment thereof without the consent of a third party thereto would be ineffective with respect to any such third party, or would in any way adversely affect the rights of Buyer or Seller thereunder.

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Article III.

PURCHASE PRICE

3.01 Purchase Price. The purchase price (the “Purchase Price”) for the purchase, sale, assignment and conveyance of Seller’s right, title and interest in, to and under the Assets shall consist of (a) the release of the Company (and its successors and assigns) of all obligations, claims, rights, actions, causes of action, suits, Liabilities, damages, debts, costs, expenses and demands whatsoever, in law or in equity, arising under, or otherwise relating to, (i) the DIP Financing, (ii) the Prepetition Loan Agreement, (iii) the Prepetition Revolving Credit Loan Agreement, and (iv) the Prepetition Loan Modification Agreement, in an aggregate amount equal to $12,000,000 (collectively, the “Credit Bid and Release”) to be apportioned between the DIP Financing, the Prepetition Loan Agreement, the Prepetition Revolving Credit Loan Agreement, and the Prepetition Loan Modification Agreement, in each case, as determined by Buyer in its sole and absolute discretion; (b) cancellation of all of Buyer’s 1,142,860 shares of common stock (4% of total shares outstanding) and 10,031,500 warrants (56.6% of total warrants outstanding) in Seller; and (c) $250,000.00.

3.02 Allocation of Purchase Price. Promptly after the Closing, Buyer shall provide the Company with a draft of a reasonable allocation of the Purchase Price (plus Assumed Liabilities, to the extent properly taken into account under the Code) among the Assets. Buyer shall incorporate all comments reasonably requested in writing by Seller within sixty (60) days following the Closing. The parties agree that such allocation is intended to comply with Section 1060 of the Code. The parties shall cooperate to comply with all substantive and procedural requirements of Section 1060 of the Code and any regulations thereunder (and any similar provision of state, local, or foreign Law, as appropriate), and the allocation shall be adjusted and/or supplemented if, and to the extent, necessary to comply with the requirements of Section 1060 of the Code (or any similar provision of state, local, or foreign Law, as appropriate). Neither Buyer nor Seller will take, nor permit any Affiliated Person to take, for federal, state or local income Tax purposes, any position inconsistent with such allocation, or, if applicable, such adjusted or supplemental allocation. Each of the Seller and Buyer agree that they shall attach to their Tax Returns for the Tax year in which the Closing shall occur an information statement on Internal Revenue Service Form 8594, which shall be completed in accordance with such allocation, and shall cooperate with each other in preparing and filing any supplements to such form as may be required under Section 1060 of the Code (or any similar provision of state, local, or foreign Law, as appropriate).

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3.03 Assets Held in Trust. Following the Closing, any amounts paid by customers or other third parties (i) to Seller in connection with the Business or the Assets shall be held in trust by Seller for the benefit of Buyer and tendered by Seller to Buyer promptly after the receipt thereof, and (ii) to Buyer in connection with the Excluded Assets shall be held in trust by Buyer for the benefit of Seller and tendered by Buyer to Seller promptly after the receipt thereof. Any party charged with the obligation to tender any such payment under this Section 3.03 shall tender such payment in the same form of consideration as such payment was made to such party by any customer or other third party.

Article IV.

CLOSING AND TERMINATION

4.01 Closing Date. Subject to the satisfaction of each of the conditions set forth in Article VIII hereof (or the waiver thereof by the party entitled to waive that condition), the closing of the purchase and sale of the Assets and the assumption of the Assumed Liabilities, provided for in Article II hereof (the “Closing”), shall take place at 10:00 a.m. (Pacific Time) at the offices of Latham & Watkins LLP located at 355 South Grand Avenue, Los Angeles, California 90071-1560 (or at such other place as the parties may mutually agree in writing) within three (3) Business Days after the date on which all of the conditions set forth in Article VIII hereof have been satisfied or waived by the party entitled to waive that condition (other than conditions which, by their terms, may only be satisfied on the Closing Date), or on such other date and time as Seller and Buyer may mutually agree in writing; provided, however, that the Closing shall not take place on or before sixty-five (65) days after Buyer provides Seller with a Notice of Scheduling of Closing Date. The date on which the Closing shall be held is referred to in this Agreement as the “Closing Date.”

4.02 Deliveries at Closing.

(a)          Deliveries by Buyer. At the Closing, Buyer shall deliver to the Company the following:

(i)          the Purchase Price, in the form of the Credit Bid and Release (including documentation reasonably satisfactory to the Company evidencing a reduction of such obligations in an amount of such Credit Bid and Release) and a cash payment of $250,000;

(ii)         unless Buyer provides a Reorganization Notice pursuant to Section 7.10(a) hereof, an Assignment and Assumption Agreement, and an Assignment of Trademarks, in each case, executed by Buyer;

(iii)        if Buyer provides a Reorganization Notice pursuant to Section 7.10(a) hereof, an Assignment of Membership Interests, executed by Buyer;

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(iv)        all stock certificates, if any, evidencing Buyer’s equity interests in Seller; and

(v)         a secretary’s certificate, duly executed by the Secretary of Buyer, certifying as to the resolutions of the board of managers of Buyer approving the transactions contemplated hereby.

(b)          Deliveries by Seller. At the Closing, Seller shall deliver to Buyer the following:

(i)          a certified copy of the Transaction Approval Order which shall be a Final Order;

(ii)         if Buyer provides a Reorganization Notice pursuant to Section 7.10(a) hereof, an Assignment and Assumption Agreement, an Assignment of Trademarks, and an Assignment of Membership Interests, in each case, executed by each of Seller and Newco, and a Bill of Sale and Assignment executed by Seller;

(iii)        if Buyer does not provide a Reorganization Notice pursuant to Section 7.10(a) hereof, an Assignment and Assumption Agreement, an Assignment of Trademarks, and a Bill of Sale and Assignment, in each case, executed by Seller;

(iv)        one or more certificates signed by a senior executive officer of Seller in accordance with Sections 8.02(a) and 8.02(b) hereof;

(v)         one or more secretary’s certificates, duly executed by the Secretary of Seller certifying as to the resolutions of the board of directors (or similar governing body) of Seller approving the transactions contemplated hereby;

(vi)        a “Certificate of Non-Foreign Status” pursuant to Treasury Regulation Section 1.1445-2(b)(2), executed by Seller; and

(vii)       such other documents as Buyer’s counsel may reasonably request that are customary for a transaction of this nature or necessary to evidence or consummate the transactions contemplated by this Agreement.

4.03 Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing Date as follows:

(a)          by mutual written agreement of Seller and Buyer;

(b)          by Buyer upon a breach of any representation, warranty, covenant or agreement of Seller set forth in this Agreement such that the conditions set forth in Section 8.02 hereof would be incapable of being satisfied; provided, however, that the right to terminate this Agreement pursuant to this Section 4.03(b) for breaches of covenants or agreements shall only be available to Buyer after the Company has received written notice of such breach and a reasonable opportunity (of not more than fifteen (15) days) to cure;

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(c)          by Seller upon a breach of any representation, warranty, covenant or agreement of Buyer set forth in this Agreement such that the conditions set forth in Section 8.01 hereof would be incapable of being satisfied; provided, however, that the right to terminate this Agreement pursuant to this Section 4.03(c) for breaches of covenants or agreements shall only be available to Seller after Buyer has received written notice of such breach and a reasonable opportunity (of not more than fifteen (15) days) to cure;

(d)          by Buyer or Seller if there shall be any Final Order binding on Buyer or Seller which prevents or permanently prohibits or restrains Buyer and/or Seller from consummating the transactions contemplated hereby;

(e)          by Buyer if (i) the Bankruptcy Court shall not have entered the Bid Procedures Order by the date that thirty (30) calendar days following the Petition Date, or (ii) the Bankruptcy Court issues an Order granting leave to any Person to commence an appeal of the Bid Procedures Order, or (iii) the Bankruptcy Court shall not have entered the Transaction Approval Order by the date that is ninety (90) calendar days following the Petition Date, or (iv) the Transaction Approval Order shall not have become a Final Order on or prior to the date that is fourteen (14) days after the entry of such Order, or (v) the Bid Procedures Order or the Transaction Approval Order shall have been stayed, vacated, modified or supplemented without Buyer’s prior written consent;

(f)          (i) by Buyer or Seller, if Seller complies with the Bidding Procedures and accepts a Qualified Bid (as defined in the Bidding Procedures) from a Person other than Buyer or its permitted transferee or (ii) by Buyer, if Seller enters into an agreement or transaction with a third party (including any of Seller’s creditors or shareholders) which is materially inconsistent with this Agreement and the transactions contemplated hereby in any material respect;

(g)          by Buyer, if for any reason, other than the Buyer’s failure to comply with its representations, covenants and agreements contained in this Agreement in a manner that would entitle Seller to terminate this Agreement under Section 4.03(c) hereof, the Closing has not occurred prior to the date that is one hundred fifty (150) calendar days after the Petition Date.

4.04 Procedure upon Termination; Limitation on Damages. In the event of the termination of this Agreement, written notice thereof shall forthwith be given by the party so terminating to the other party, and this Agreement shall terminate, and the transactions contemplated hereby shall be abandoned, without further action by Seller or Buyer, except that the provisions of this Section 4.04 and Sections 4.05 (to the extent the provisions of Section 4.05 are approved by the Bankruptcy Court in the Bid Procedures Order), 7.02, 9.01, 9.03, 9.04, 9.05, 9.06, 9.07, 9.08, 9.09, 9.10, 9.11, 9.12, 9.14 and 9.16 hereof shall survive any termination of this Agreement and nothing contained in this Agreement shall relieve any party hereto from Liability for any breach or inaccuracy of its representations, warranties, covenants or agreements contained in this Agreement prior to such termination. Notwithstanding anything to the contrary set forth in this Agreement, except in the event of fraud, (x) Seller’s aggregate Liability for money damages in the event of the termination of this Agreement shall not exceed an amount equal to the Expense Reimbursement and (y) Buyer’s aggregate Liability for money damages in the event of the termination of this Agreement shall not exceed an amount equal to the Expense Reimbursement.

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4.05 Payments Upon Termination.

(a)          If this Agreement is terminated pursuant to Section 4.03(f) hereof and an Alternative Transaction closes, then Seller shall, out of the proceeds paid to Seller as a result of the Alternative Transaction, reimburse Buyer for all of its reasonable and documented out-of-pocket costs and expenses (including legal, accounting, and other consultant fees and expenses) incurred in connection with the Asset Acquisition and the other transactions contemplated by this Agreement in an amount not to exceed $500,000 (the “Expense Reimbursement”).

(b)          The Expense Reimbursement, to the extent payable pursuant to Section 4.05(a) hereof, shall be paid by Seller to Buyer immediately upon the closing of the Alternative Transaction that caused the termination of this Agreement pursuant to Section 4.03(f) hereof by wire transfer of immediately available funds to an account designated by Buyer to the Company.

(c)          Seller acknowledges and agrees that (A) the payment of the Expense Reimbursement is an integral part of the transactions contemplated by this Agreement, (B) in the absence of Seller’s obligation to make these payments, Buyer would not have entered into this Agreement, (C) time is of the essence with respect to the payment of the Expense Reimbursement, (D) the Expense Reimbursement shall constitute an administrative expense of Seller’s estate under sections 503(b)(1)(A) and 507(a)(2) of the Bankruptcy Code, and (E) payment of the Expense Reimbursement shall be subordinate to professional fee claims subject to the Carve-Out.

Article V.

REPRESENTATIONS AND WARRANTIES OF SELLER

Except as otherwise specifically disclosed in its SEC Filings, Seller hereby represents and warrants to Buyer as follows:

5.01 Organization and Qualification; Due Authorization.

(a)          Seller is a Delaware corporation duly formed, validly existing and in good standing under the Laws of the jurisdiction of its formation and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, subject to the limitations, if any, imposed by applicable bankruptcy Law. Seller is duly qualified to do business and is in good standing in all jurisdictions in which the location of its assets or the operation of its business makes such qualification necessary; except to the extent that the failure to be so qualified would not have a Material Adverse Effect.

(b)          Seller has full power and authority to execute and deliver this Agreement and the Other Agreements to which it is a party, and, subject to Bankruptcy Court approval, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Other Agreements to which Seller is a party and the performance and consummation of the transactions contemplated hereby and thereby by Seller have been duly authorized by all necessary corporate action on the part of Seller.

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(c)          This Agreement and the Other Agreements to which Seller is a party have been (or to the extent to be entered into on or prior to the Closing, will be) duly executed and delivered by Seller and, subject to Bankruptcy Court approval and the due authorization, execution and delivery of such agreements by the other parties thereto, this Agreement and the Other Agreements constitute (or to the extent to be entered into on or prior to the Closing, will constitute) valid and binding obligations of Seller, enforceable against Seller in accordance with their terms, except as such enforceability may be limited by any bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other Laws (whether statutory, regulatory or decisional), now or hereafter in effect, relating to or affecting the rights of creditors generally or by equitable principles (regardless of whether considered in a proceeding at law or in equity).

5.02 Violation; Consents and Approvals.

(a)          Neither the execution and delivery by Seller of this Agreement or the Other Agreements to which it is (or will be) a party nor, after giving effect to the Transaction Approval Order, the consummation of the transactions contemplated hereby or thereby nor, after giving effect to the Transaction Approval Order, compliance by it with any of the provisions hereof or thereof will (i) conflict with or result in a violation of (A) any provision of the certificate of formation, articles of incorporation, or bylaws (or other organizational or governing documents) of Seller or (B) any Order or Law binding upon Seller or by which the Business or any Assets are subject or bound, (ii) violate, conflict with, or result in a breach of any of the terms of, or constitute a default under, or give rise to any right of termination, modification, cancellation or acceleration under any material Permit or Order of, or registration, declaration or filings with, any Governmental Entity, or (iii) result in the creation of any Encumbrance upon the properties or assets of Seller being sold or transferred hereunder except, in the case of clauses (i)(B) and (iii), as would not materially and adversely affect the ability of Seller to carry out its obligations under this Agreement and the Other Agreements or otherwise have a Material Adverse Effect.

(b)          Other than the Bid Procedures Order, the Transaction Approval Order, any required notice under WARN, or any required filing with the SEC on Form 8-K, no consent, waiver, approval, Order, Permit or authorization of or from, or declaration or filing with, or notification to, any Person or Governmental Entity is required on the part of Seller in connection with the execution and delivery of this Agreement or the Other Agreements, or the compliance by Seller with any of the provisions hereof or thereof.

5.03 Financial Statements.

(a)          Seller has provided to Buyer prior to the date of this Agreement (i) an audited balance sheet of Seller as of December 31, 2010 and an unaudited balance sheet as of December 31, 2011 (together, the “Balance Sheets”) and (ii) audited statements of operations and cash flows of Seller for the year ended December 31, 2010 and unaudited statements for the year ended December 31, 2011 (the Balance Sheets and the other financial statements referred to in this Section 5.03(a), collectively, the “Financial Statements”).

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(b)          The Financial Statements are true and correct in all material respects, were prepared in accordance with GAAP and the historical accounting practices of Seller consistently applied and fairly present, in all material respects, the financial condition, results of operations and cash flows of Seller as of the dates and for the periods indicated, subject to, in the case of the unaudited financial statements, normal year-end adjustments (which shall not be material) and the absence of footnotes.

5.04 Absence of Undisclosed Liabilities. Except as and to the extent specifically disclosed in the 2010 Balance Sheet, and except for any potential Liability for the litigation disclosed in Schedule 5.07 hereof, Seller is not aware of any material Liabilities other than those incurred since February 1, 2012 in accordance with the Approved DIP Budget or in the ordinary course of business and consistent with past practice.

5.05 Absence of Certain Changes or Events. Since February 1, 2012, Seller has not (except with respect to matters for which Buyer received written notice from the Company prior to the date of this Agreement):

(a)          except for the commencement of the Chapter 11 Case and except for any executory contracts and unexpired leases rejected by Seller by Order of the Bankruptcy Court with the prior written consent of Buyer, terminated, modified or amended any Assumed Contract or taken any action which violates, conflicts with or resulted in a breach of any provision of, or constitutes a default under, any Assumed Contract;

(b)          (i) purchased or otherwise acquired any material properties or assets (tangible or intangible) or sold, leased, transferred or otherwise disposed of any of the Assets, except for sales of finished inventory in the ordinary course of business consistent with past practice, (ii) permitted, allowed or suffered any of the Assets to be subjected to any Encumbrance (other than any Permitted Liens or any Encumbrances identified on Schedule 5.05(b)), or (iii) removed any Equipment or other material assets (other than finished inventory) from the Real Property other than in the ordinary course of business consistent with past practice;

(c)          waived or released any claim or rights included in or related to the Assets or the Business with a value individually or in the aggregate in excess of $100,000 or revalued any of the Assets, except for adjustments to the value of inventory in the ordinary course of business consistent with past practice;

(d)          except with the written consent of Buyer or as required by Applicable Laws, (i) established or increased any compensation or benefits payable or to become payable to any employee, consultant, director or other service provider of the Company or its Affiliates; (ii) hired, engaged or terminated any employee, consultant, director or other service provider; or (iii) established, adopted, entered into, amended or terminated any Seller Benefit Plan;

(e)          except as required by Law, adopted, amended or terminated any Seller Benefit Plan;

(f)          changed in any way the Company’s accounting methods, principles or practices;

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(g)          except with the consent of Buyer, entered into any commitment or transaction or series of commitments or transactions in respect of Indebtedness or paid, discharged or satisfied any claims, Liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the DIP Financing or payment, discharge or satisfaction in the ordinary course of business of Liabilities incurred in the ordinary course of business consistent with past practice;

(h)          made a new, changed or revoked any Tax election; settled or compromised any claim, notice, audit report or assessment in respect of Taxes; changed any Tax accounting period, adopted or changed any method of Tax accounting; filed any amended Tax Return; entered into any tax allocation agreement, tax sharing agreement, tax indemnity agreement or closing agreement relating to any Tax; surrendered any right to claim a material Tax refund; or consented to any extension or waiver of the statute of limitations period applicable to any Tax claim or assessment; or

(i)          to the Knowledge of Seller, agreed or committed to do any of the foregoing.

5.06 Title to Assets; Sufficiency of Assets. Seller has good and valid right, title and/or interest in the Assets free and clear of all Encumbrances other than Permitted Liens and the Encumbrances identified on Schedule 5.05(b), and at the Closing will convey all of its right, title and interest to all of such Assets to Buyer free and clear of all Encumbrances (to the maximum extent provided in the Transaction Approval Order) except for the Assumed Liabilities. The Assets constitute all of the assets and properties (other than the Excluded Assets) which are used in or reasonably required to carry on the Business at the Facilities as currently conducted.

5.07 Litigation. Other than as set forth on Schedule 5.07 hereto, Seller has no Knowledge of any material claims, charges, actions, suits or proceedings pending, threatened against or affecting Seller, including but not limited to any claims, charges, grievances, actions, suits or proceedings relating to the Assets, the Assumed Liabilities, the Business, Seller’s current or former employees, consultants or contractors, or the transactions contemplated by this Agreement, at law, in equity or otherwise, in, before, or by any Governmental Entity, arbitrator or mediator. Seller is not in material default under any Order.

5.08 Tax Matters.

(a)          All federal, state, foreign, county, and local income and other material Tax Returns required to be filed by or on behalf of Seller have been timely filed, or extensions of the time to file have been obtained, and when filed were true and correct in all material respects, and all Taxes due and owing by Seller (whether or not shown on any Tax Return) were paid or adequately accrued, except to the extent contested in good faith by proper proceedings. Seller is not currently the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction in which Seller does not file Tax Returns that Seller is or may be subject to taxation by that jurisdiction. True and complete copies of all Tax Returns filed by Seller for each of its three most recent fiscal years have been delivered to Buyer. Seller has duly withheld and paid all Taxes required to have been withheld and paid relating to any employee, independent contractor, creditor, stockholder, member, or other third party, and all IRS Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed.

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(b) There are no pending or, to Seller’s Knowledge, threatened audits, investigations, disputes, notices of deficiency, claims or other actions for or relating to any material Liability for Taxes of Seller. Seller has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(c) The Company’s Chief Financial Officer has not received from the Internal Revenue Service or from the Tax authorities of any state, county, local or other jurisdiction any written notice of underpayment of Taxes or other deficiency which has not been paid.

(d) Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, either alone or in combination with another event (whether contingent or otherwise) will give rise to any “excess parachute payment” under Section 280G of the Code (whether or not such payment or benefit would be considered reasonable compensation for services rendered). There is no Contract, agreement, plan or arrangement to which Seller is a party which requires Seller to pay any material Tax gross-up payment to any person, including without limitation, with respect to any Tax-related payments under Code Section 409A or Code Section 280G.

5.09 Compliance with Laws, Permits, Licenses, Etc.

(a) To Seller’s Knowledge, Seller has been at all times within the applicable statute of limitations in compliance in all material respects with all Applicable Laws and Permits material to Seller or the Business. No communication, whether from a Governmental Entity, citizens group, employee or otherwise, has been received by Seller and no investigation or review is pending or, to the Knowledge of Seller, threatened by any Governmental Entity with respect to (i) any alleged material violations by Seller of any Law or Permit or (ii) any alleged failure to have all material Permits required in connection with the operation of the Business or the ownership of the Assets.

(b) Seller holds all material Permits necessary or required to operate the Business as currently conducted and all of such Permits are valid, effective and in good standing.

5.10 Intentionally Omitted.

5.11 Employee Benefits.   Schedule 5.11 lists each Seller Benefit Plan. Seller has made available to the Buyer true and complete copies of (i) each Seller Benefit Plan (including any amendments thereto) and descriptions of all material terms of any such plan that is not in writing; (ii) each summary plan description for the Seller Benefit Plans and any other notice or description provided to employees (as well as any modifications or amendments thereto); (iii) all trust documents, investment management contracts, custodial agreements, insurance contracts and other funding arrangements relating to any Seller Benefit Plan, and (iv) the most recent determination letter from the IRS and each currently pending application to the IRS for a determination letter for any Seller Benefit Plan intended to qualify under Section 401(a) of the Code.

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(a) Each Seller Benefit Plan (and each related trust, insurance contract, or fund) has been maintained, funded and administered in accordance with the terms of such Seller Benefit Plan (and each related trust, insurance contract or fund) and complies in form and in operation with the applicable requirements of ERISA, the Code, and other Applicable Laws. Seller has not made any plan or commitment to create any additional Seller Benefit Plan or modify or change any existing Seller Benefit Plan.

(b) With respect to each Seller Benefit Plan: (i) if intended to qualify under Section 401(a) of the Code, such Seller Benefit Plan has received a favorable determination letter or is entitled to rely on a favorable opinion letter from the IRS, in either case, that has not been revoked and, to the Knowledge of Seller, no event or circumstance exists that has adversely affected or would reasonably be expected to adversely affect such qualification or exemption; (ii) such Seller Benefit Plan has been operated and administered in compliance with its terms and all Applicable Laws (including but not limited to ERISA and the Code); (iii) there are no pending or, to the Knowledge of Seller, threatened claims against, by or on behalf of any Seller Benefit Plans or the assets, fiduciaries or administrators thereof (other than routine claims for benefits); (iv) no breaches of fiduciary duty or other failures to act or comply in connection with the administration or investment of the assets of any Seller Benefit Plan in connection with which Seller or any Seller Benefit Plan fiduciary could reasonably be expected to incur a Liability have occurred; (v) no non-exempt prohibited transaction within the meaning of Section 406 of ERISA or Section 4975 of the Code has occurred; (vi) no lien has been, or could reasonably be expected to be, imposed under the Code or ERISA; (vii) all contributions (including all employer contributions and employee salary reduction contributions), premiums and expenses to or in respect of such Seller Benefit Plan have been timely paid in full or, to the extent not yet due, have been adequately accrued on the Balance Sheet; and (viii) neither Seller, such Seller Benefit Plan nor any fiduciary thereof is the subject of an audit or investigation by the IRS, the U.S. Department of Labor, the PBGC or any other governmental authority, nor is any such audit or investigation pending or, to the Knowledge of Seller, threatened. All required reports and descriptions (including Form 5500 annual reports, summary annual reports, and summary plan descriptions) for each Seller Benefit Plan have been timely filed and/or distributed in accordance with the applicable requirements of ERISA and the Code and other Applicable Laws.

(c) Seller and its ERISA Affiliates are in compliance in all material respects with (i) the applicable requirements of COBRA and any similar state Law, and (ii) the applicable requirements of the Health Insurance Portability and Accountability Act of 1996, as amended, and the regulations (including the proposed regulations) thereunder. The obligations of all Seller Benefit Plans that provide health, welfare or similar insurance are fully insured by bona fide third-party insurers.

(d) No Seller Benefit Plan is, and neither Seller nor any ERISA Affiliate thereof contributes to, has ever contributed to or has any Liability or obligation, whether actual or contingent, with respect to any Seller Benefit Plan that is (i) a Multiemployer Plan, (ii) a “multiple employer plan” (within the meaning of Section 413(c) of the Code), (iii) a single employer plan or other pension plan subject to Title IV or Section 302 of ERISA or Section 412 of the Code, or (iv) a multiple employer welfare arrangement (within the meaning of Section 3(40) of ERISA).

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(e) Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, either alone or in combination with another event (whether contingent or otherwise) will (i) entitle any current or, to the Knowledge of Seller, former employee, consultant or director of Seller or its Affiliates to any material payment; (ii) materially increase the amount of compensation or benefits due to any such current or, to the Knowledge of Seller, former employee, consultant or director; or (iii) accelerate the vesting, funding or time of payment of any material compensation, equity award or other benefit.

(f) Seller has no obligation to provide health, accident, disability, life insurance or death benefits with respect to any current or former employees, consultants or directors or any retirees of the Business, or the spouses, dependents or beneficiaries of any of the foregoing, beyond the termination of employment or service of any such employee, consultant, director or retiree, whether under a Seller Benefit Plan or otherwise, other than as required under COBRA or other Applicable Laws.

(g) With respect to the Seller Benefit Plans, there does not now exist, nor do any circumstances exist that would reasonably be expected to result in, any current or contingent Liabilities of the Buyer or its Affiliates following the Closing under ERISA, the Code or any other Applicable Laws. None of the assets of Seller or any of its ERISA Affiliates are, or could reasonably be expected to become, subject to any lien under the Code or ERISA.

5.12 Employees.   Seller is not a party to or bound by any collective bargaining agreement, nor has Seller experienced any strike or other work stoppage, material grievance, claim of unfair labor practices, or other collective bargaining dispute within the past three (3) years with respect to the Business. To Seller’s Knowledge, Seller has not committed any unfair labor practice with respect to any employees except for any such violation that might arise as a result of the allegations in the pleadings in any litigation described on Schedule 5.07 hereof. To the Knowledge of Seller, there is no organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees, nor is any work stoppage threatened. To the Knowledge of Seller, Seller has not violated any Applicable Laws regarding the terms and conditions of employment of employees, former employees or prospective employees or other labor related matters, including, without limitation, any Laws, Orders, judgments or awards relating to wrongful discharge, discrimination, personal rights, wages, hours, collective bargaining, fair labor standards or occupational health and safety except for any such violation that might arise as a result of the allegations in the pleadings in any litigation described on Schedule 5.07. To the Seller’s Knowledge, neither the Seller nor any of its Affiliates is liable for any material claims by any employee, consultant, director or other service provider for past due wages or any penalties relating thereto except for any such violation that might arise as a result of the allegations in the pleadings in any litigation described on Schedule 5.07. No employee has been improperly excluded from participation in any Seller Benefit Plan (or any plan, policy, agreement or arrangement that would have been the Seller Benefit Plan at the time of such exclusion).

(a) To the Knowledge of Seller, no employee has any present intention to terminate employment with Seller or any of its Affiliates. Except as set forth on Schedule 5.12(a), to the Knowledge of Seller, no employee is subject to any noncompetition, nondisclosure, confidentiality, employment, consulting or similar Contract with a third party that conflicts with such employee’s present business activities on behalf of Seller or its Affiliates.

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(b) Schedule 5.12(b) sets forth a complete list of each employee of Seller and its Affiliates and, as applicable, such employee’s title, work location, current annual salary or hourly wage rate, incentive compensation opportunity, and hire or engagement date. Each such employee is terminable at-will by Seller, with or without cause.

5.13 Insurance Claims. Seller has within the past three (3) years reported all known material claims or incidences to the respective insurers that have issued current and prior insurance policies insuring the Facilities (either specifically or as part of a master insurance policy and whether relating to property, liability or workers’ compensation) to the extent that any such claims or incidences would reasonably be expected to create a covered event under the terms and conditions of such policies.

Article VI.

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Seller as follows:

6.01 Organization and Due Authorization. Buyer is a limited liability company duly formed, validly existing and in good standing under the Laws of the state of Delaware. Buyer has full power and authority to execute and deliver this Agreement and the Other Agreements to which it is (or to the extent to be entered into on or prior to the Closing, will be) a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Other Agreements to which Buyer is a party and the performance and consummation of the transactions contemplated hereby and thereby by Buyer have been duly authorized by all necessary limited liability company action on the part of Buyer. This Agreement and the Other Agreements to which Buyer is a party have been (or to the extent to be entered into on or prior to the Closing, will be) duly executed and delivered by Buyer and, subject to the due authorization, execution and delivery of such agreements by the other parties thereto, this Agreement and the Other Agreements constitute (or to the extent to be entered into on or prior to the Closing, will constitute) the valid and binding obligations of Buyer, enforceable against Buyer in accordance with their terms.

6.02 No Violation; Consents and Approvals. Neither the execution and delivery by Buyer of this Agreement or the Other Agreements to which it is a party nor the consummation of the transactions contemplated hereby or thereby nor compliance by it with any of the provisions hereof or thereof (a) conflict with or result in a violation of (i) any provision of the organizational documents of Buyer or (ii) any judgment, Order, writ, injunction, decree, statute, Law, ordinance, rule or regulation in any material respect binding upon Buyer or (b) violate, conflict with, or result in a breach of any of the terms of, or constitute a default under, or give rise to any right of termination, modification, cancellation or acceleration under (i) any Contract or other instrument or obligation to which Buyer is a party or by which Buyer may be bound or to which any of Buyer’s assets may be subject or affected in any material respect and that, in each case, is material to the business of Buyer, or (ii) any material license, permit, authorization, consent, Order or approval of, or registration, declaration or filings with, any Governmental Entity except, in the case of clause (b)(ii), as would not have a Buyer Material Adverse Effect.

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6.03 Litigation. There is no claim, action, lawsuit, or proceeding, or to the Knowledge of Buyer, any pending inquiry or investigation or any threatened claim, action, lawsuit, proceeding, inquiry or investigation, in each case, by or against or affecting Buyer which has had or can be reasonably expected to have a material adverse effect on the ability of Buyer to consummate the transactions contemplated hereby.

6.04 AS IS, WHERE IS. Buyer hereby acknowledges and agrees that, except only as provided in Article 5 above, Seller makes no representations or warranties whatsoever, express or implied, with respect to any matter relating to the Assets (including, without limitation, income to be derived or expenses to be incurred in connection with the Assets, the physical condition of any tangible Assets, the environmental condition or other matter relating to the physical condition of any Real Property, the zoning of any Real Property, the value of the Assets (or any portion thereof), the transferability of the Assets or any portion thereof, the terms, amount, validity, collectability or enforceability of any accounts receivable, Contract or Assumed Liability included within the Assets, the merchantability or fitness of any inventory or personal property included within the Assets for any particular purpose, or any other matter or thing relating to the Assets or any portion thereof). Without in any way limiting the foregoing, Seller hereby disclaims any warranty (express or implied) of merchantability or fitness for any particular purpose as to any portion of the Assets. Buyer further acknowledges that Buyer has conducted an independent inspection and investigation of the physical condition of the Assets and all such other matters relating to or affecting or comprising the Assets and/or the Assumed Liabilities as Buyer deemed necessary or appropriate and that in proceeding with its purchase and acquisition of the Assets, Buyer is doing so based solely upon such independent inspections and investigations. Accordingly, except only for the representations set forth in Section 5 above, Buyer will accept the Assets at the Closing “AS IS,” “WHERE IS,” and “WITH ALL FAULTS.”

Article VII.

COVENANTS OF THE PARTIES

7.01 Cooperation. From the date hereof until the Closing, Seller and Buyer agree (i) to cooperate with each other in determining whether any filings are required to be made or consents are required to be obtained in any jurisdiction in connection with the consummation of the transactions contemplated hereby and in making or causing to be made any such filings promptly and in seeking to obtain in a timely manner any such consent; and (ii) to use all commercially reasonable efforts to obtain promptly the satisfaction of the conditions to the Closing of the transactions contemplated herein and to fulfill their respective obligations hereunder. Seller and Buyer shall furnish to each other all such information as may reasonably be required in order to effectuate the foregoing.

7.02 Public Announcements. Except as required by Applicable Laws, the rules of any applicable stock exchange, Orders of the Bankruptcy Court or in filings required to be made with the Bankruptcy Court (which Seller shall provide to Buyer as soon as practicable in advance of filing with the Bankruptcy Court), neither Buyer nor Seller shall, nor shall they permit any of their respective Affiliates to, make any public announcement in respect of this Agreement or the transactions contemplated hereby without the prior written consent of the other party hereto (which consent shall not be unreasonably withheld or delayed).

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7.03 Certain Tax Matters.

(a) All Transfer Taxes, if any, that may be imposed by reason of the sale, transfer, assignment and delivery of the Assets and that are not exempt under the Bankruptcy Code shall be borne by Buyer. Buyer and Seller shall cooperate to (a) determine the amount of Transfer Taxes payable in connection with the transactions contemplated under this Agreement, (b) provide all requisite exemption certificates and (c) prepare and file any and all required Tax Returns for or with respect to such Transfer Taxes with any and all appropriate taxing authorities.

(b) Buyer shall retain possession of all accounting, business, financial and Tax records and information (i) relating to the Assets or the Assumed Liabilities that are in existence on the Closing Date and transferred to Buyer hereunder and (ii) coming into existence after the Closing Date that relate to the Assets or the Assumed Liabilities before the Closing Date, for a period of at least seven (7) years from the Closing Date. In addition, from and after the Closing Date, Buyer shall provide access to Seller and its agents (after reasonable prior written notice and during normal business hours and without charge), to the employees of Buyer, at Seller’s expense, and to the books, records, documents and other information relating to the Assets or the Assumed Liabilities, as Seller may reasonably deem necessary to (i) properly prepare for, file, prove, answer, prosecute and/or defend any Tax Return, claim, filing, tax audit, tax protest, suit, proceeding or answer or (ii) administer or complete the Chapter 11 Case. Such access shall include, without limitation, access to any computerized information retrieval systems relating to the Assets or the Assumed Liabilities.

(c) Company and Buyer shall cooperate with each other and provide each other with such assistance as reasonably may be requested by either of them in connection with the preparation of any Tax Return or any audit or other examination by any Tax authority, or any judicial or administrative proceedings relating to any Liability for Taxes under this Agreement. If Buyer requests assistance hereunder Buyer shall reimburse Seller for all reasonable third-party out-of-pocket expenses incurred in providing such assistance. Nothing in this Section 7.03 or any other provision of this Agreement shall require Buyer to be liable for any of the income Tax Liability of the Seller or require Seller to be liable for any of the income Tax Liability of the Buyer.

(d) Seller shall promptly notify Buyer in writing upon receipt by Seller of notice of any pending or threatened Tax audits or assessments relating to the income, properties or operations of Seller that reasonably may be expected to relate to or give rise to a Lien on the Assets or the Business. Each of Buyer and Seller shall promptly notify the other in writing upon receipt of notice of any pending or threatened Tax audit or assessment challenging the allocation under Section 3.02.

(e) As of the Closing, Seller agrees to join in any election made by Buyer regarding the procedure to be utilized with respect to wage reporting under Revenue Procedure 2004-53, 2004-2 C.B. 320.

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7.04 Employee Matters.

(a) Buyer may extend offers of employment to those employees of Seller and its Affiliates whom Buyer desires to hire (if any) (such employees who accept Buyer’s offer are hereinafter referred to as the “Rehired Employees”), which offers (if any) shall be on terms and conditions which Buyer shall determine in its sole discretion. Seller shall terminate the employment of all Rehired Employees, as well as their participation in or under any Seller Benefit Plans, effective immediately prior to the Closing and shall cooperate with and use its best efforts to assist Buyer in its efforts to secure satisfactory employment arrangements with those employees of Seller to whom Buyer wishes to make offers of employment.

(b) Seller shall be solely liable for (i) complying with the Worker Adjustment and Retraining Notification Act of 1988 and any and all comparable state Law obligations (together, “WARN”) (and for any failures to so comply), in any case, applicable to employees of Seller or its Affiliates who do not become Rehired Employees for any reason (including, for the avoidance of doubt, any employees of Seller of its Affiliates who are not offered employment with Buyer or its Affiliates and/or who do not accept and commence such employment) and (ii) any and all COBRA Liabilities arising with respect to any service provider of Seller or its Affiliates who does not become a Rehired Employee (and any dependents or beneficiaries of the foregoing).

(c) Without limiting the generality of any other provision of this Agreement, Seller shall remain solely liable for, and Buyer shall not assume or become liable for, any Seller Employee Liabilities. Without limiting the generality of the foregoing, Buyer shall not, at any time, have any obligation or Liability with regard to any severance, retention, employment, change-of-control, pension, retirement, equity or other plan, program, policy or agreement of or with Seller or any of its Affiliates.

(d) Nothing contained in this Agreement shall confer upon any Rehired Employee any right with respect to continued employment by Buyer or its Affiliates, nor shall anything herein interfere with the right of Buyer and its Affiliates to terminate, reassign, promote or demote any employee, independent contractor, director or other service provider at any time following the Closing, with or without cause, or restrict Buyer or its Affiliates in the exercise of their independent business judgment in modifying any of the titles, powers, duties, responsibilities, functions, locations, salaries or other terms and conditions of the employment of any Rehired Employees.

(e) No provision of this Agreement shall create any third-party beneficiary rights in any employee (including any Rehired Employee), consultant, director or other service provider, or any beneficiary or dependents of any of the foregoing, or any collective bargaining representative, in any case, with respect to the compensation, terms and conditions of employment and benefits that may be provided to any Rehired Employee by Buyer, under any benefit plan which Buyer may maintain or otherwise.

(f) Seller shall not, directly or indirectly, offer employment to or seek to hire or offer employment to any Rehired Employee or any employee of Buyer or any successor or Affiliate of Buyer, unless Buyer first terminates the employment of such employee or gives its written consent to such employment or offer of employment.

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(g) Seller intends that Buyer will qualify as a successor employer for the purpose of receiving credit for the payment of taxes under FICA and FUTA by Seller with respect to Rehired Employees. Buyer and Seller shall cooperate to effectuate the foregoing.

(h) Nothing in this Agreement shall, or shall be construed so as to: (i) constitute an amendment or modification of any employee benefit plan, (ii) obligate Buyer or its Affiliates to adopt or maintain any plan or program or other compensatory or benefits arrangement at any time, or (iii) prevent Buyer from modifying or terminating any such plan, program or other compensatory or benefits arrangement at any time.

7.05 Conduct of the Business Pending the Closing. Except as contemplated by this Agreement or with the prior written consent of Buyer, Seller covenants and agrees that, between the date hereof and the Closing Date, Seller shall operate the Business in the ordinary course in a manner consistent with past practice, and shall confer with Buyer and its representatives, as reasonably requested, to report on operational matters and the general status of ongoing operations. Notwithstanding the generality of the foregoing, Seller shall, between the date hereof and the Closing Date, except as otherwise expressly required by this Agreement or by Applicable Laws or except with the prior written consent of Buyer, not to be unreasonably withheld or delayed:

(i)       pay all non-terminated Seller employees consistent with ordinary course and past practice;

(ii)      conduct the Business in compliance with all Applicable Laws (except for those Laws whose effect is waived or suspended by the application of the Bankruptcy Code);

(iii)     use commercially reasonable efforts to preserve Seller’s relationships with its current equity holders, customers, distributors, suppliers, vendors and others having business dealings with Seller;

(iv)     maintain its physical assets, properties and Facilities in their current working order, condition and repair as of the date hereof, ordinary wear and tear excepted;

(v)      not take any action, or omit to take any action, the intent of which is to cause the termination of its current officers or key employees;

(vi)     perform all obligations required to be performed by Seller under the Assumed Contracts;

(vii)    bill for products sold or services rendered and pay accounts payable in a manner consistent with past practice;

(viii)   not encumber nor enter into any material new leases, licenses or other use or occupancy agreements for the Real Property or any part thereof;

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(ix)     grant Buyer reasonable access to Seller’s customers, distributors, landlords, suppliers and vendors and cooperate with Buyer in communicating with such Persons, provided that the Company shall have the opportunity to have a representative of the Company present (in person or by telephone, as applicable);

(x)      not (a) create any additional Seller Benefit Plan, (b) modify or change any existing Seller Benefit Plan, (c) establish or increase any compensation or benefits payable or to become payable to any employee, consultant, director or other service provider of the Company or its Affiliates; (d) hire, engage or terminate any employee, consultant, director or other service provider; or (e) establish, adopt, enter into, amend or terminate any Seller Benefit Plan. For the avoidance of doubt, Seller shall not pay any bonuses or incentive plan payments to any Person without the consent of Buyer and approval of the Court, as required;

(xi)    maintain all insurance policies in full force and effect through the close of business on the Closing Date;

(xii)   refrain from instituting, settling or agreeing to settle any material proceeding before any Governmental Entity relating to the Assets, or modify in any manner that is adverse to the Business or the Assets, rescind or terminate a Permit (or application therefor) relating to the Assets;

(xiii)  refrain from modifying any existing rights under, or enter into any settlement regarding the breach, infringement, misappropriation or dilution of, any material Intellectual Property; and

(xiv) not enter into any agreement with any labor union or labor organization, including but not limited to any collective bargaining agreement, except as required by Law.

7.06 Access to Information.

(a) From the date hereof until the Closing, Seller shall permit Buyer and its representatives to have reasonable access upon reasonable prior written notice, during normal business hours, to the Real Property, the employees of Seller and to such records, Contracts and documents relating to Seller and the Assets as Buyer or its representatives shall request in connection with the transactions contemplated hereby.

(b) For a period equal to the longer of seven (7) years after the Closing Date or the applicable statute of limitations, Buyer shall permit Seller and its representatives to have reasonable access, during normal business hours, following reasonable advance notice, to the employees of Buyer, at Seller’s expense, and to the Books and Records as is reasonably necessary for the preparation and filing of Tax Returns and other reports and documents required to be filed by Seller pursuant to Applicable Laws or regulation, provided, however, that these exceptions shall not limit any rights to discovery Seller may have in connection with any cause of action or litigation.

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7.07 Notices. Between the date hereof and the Closing, Seller shall give prompt written notice to Buyer of (i) receipt of any notice or other communication from any third party alleging that the consent of such party is or may be required in connection with the transactions contemplated by this Agreement or the Other Agreements, (ii) any notice or other communication from any Governmental Entity in connection with the transactions contemplated by this Agreement or the Other Agreements and (iii) any actions, suits, claims, investigations or proceedings commenced, or, to the Knowledge of Seller, threatened, relating to or involving or otherwise affecting Seller or the transactions contemplated by this Agreement or the Other Agreements.

7.08 Bankruptcy Court Orders.

(a) In connection with the transactions contemplated by this Agreement, Seller shall file with the Bankruptcy Court after the execution of this Agreement by each of the parties hereto, applications for, and shall use its best efforts to obtain the following Orders:

(i) an Order (the “Bid Procedures Order”) to be entered within thirty (30) calendar days of the Petition Date, in form and substance acceptable to Buyer, (i) fixing the date, time and location of the hearing (the “Transaction Approval Hearing”) to approve consummation of the Asset Acquisition (ii) fixing the time, date and location of an auction, (iii) approving the Expense Reimbursement, (iv) containing such other appropriate buyer protections as may be reasonably requested by Buyer, and (v) otherwise approving the Bidding Procedures attached as Exhibit E hereto (the “Bidding Procedures”); and

(ii) an Order (the “Transaction Approval Order”) to be entered within ninety (90) calendar days after the Petition Date, in form and substance acceptable to Buyer, among other things, (i) approving the Asset Acquisition by Buyer (free and clear of all Encumbrances pursuant to sections 363(b) and 363(f) of the Bankruptcy Code), (ii) approving the assumption by and assignment to Buyer of the Assumed Contracts pursuant to section 365 of the Bankruptcy Code and (iii) containing findings of fact and conclusions of Law that Buyer is a good faith purchaser entitled to the protections of section 363(m) of the Bankruptcy Code.

(b) If the Bid Procedures Order or the Transaction Approval Order or any other Orders of the Bankruptcy Court relating to this Agreement shall be appealed by any Person (or a petition for certiorari or motion for reconsideration, amendment, clarification, modification, vacation, stay, rehearing or reargument shall be filed with respect to any such Order), Seller shall diligently defend against such appeal, petition or motion and shall use its reasonable best efforts to obtain an expedited resolution of any such appeal, petition or motion; provided that Seller shall consult with Buyer at Buyer’s reasonable request regarding the status of any such actions provided, however, Seller shall have no obligation under this Section to take any action in connection with which it would be required or might reasonably be expected to incur any material Liability, cost or expense unless Buyer agrees to pay such Liability, cost or expense.

(c) Seller shall consult with Buyer and its representatives upon Buyer’s reasonable request concerning the Bid Procedures Order, Transaction Approval Order, any other Orders of the Bankruptcy Court and the bankruptcy proceedings in connection therewith and provide Buyer with copies of requested applications, pleadings, notices, proposed Orders and other documents relating to such proceedings as soon as reasonably practicable prior to any submission thereof to the Bankruptcy Court. Seller further covenants and agrees that, after the Closing, the terms of any reorganization plan it submits to the Bankruptcy Court or any other court for confirmation shall not conflict with, supersede, abrogate, nullify or restrict the terms of this Agreement, or in any way prevent or interfere with the consummation or performance of the transactions contemplated by this Agreement, including, any transaction contemplated by or approved pursuant to the Bid Procedures Order or the Transaction Approval Order.

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7.09 Assumption and Rejection of Contracts and Leases. At the election of Buyer pursuant to written notice given to Seller at any time, Buyer may update Schedule 2.01(a)(v) hereof to (A) delete Contracts from time to time at Buyer’s sole discretion at any time prior to the later of (x) with respect to any specific Assumed Contract, five (5) days after the resolution of any dispute with a non-debtor party to such Assumed Contract where such resolution results in an increase in Cure Costs related to such Assumed Contract and (y) the date of the Auction, and (B) add Contracts from time to time at Buyer’s sole discretion prior to the conclusion of the hearing in the Bankruptcy Court to approve the sale of the Assets. Prior to the date that is five (5) Business Days prior to the Closing Date, Seller shall seek to assume or reject, as directed by Buyer, any executory contracts or unexpired leases to which Seller is a party or is otherwise bound. Seller shall give written notice to Buyer prior to the submission of any motion in the Chapter 11 Case to assume or reject any executory contracts or unexpired leases, and, without the prior written consent of Buyer, Seller shall not assume or reject any executory contract or unexpired lease. Any executory contracts or unexpired leases that are rejected subject to Bankruptcy Court approval or are the subject of a rejection motion on the Closing Date, after complying with the provisions of this Section 7.09 shall constitute Excluded Assets at Closing. Promptly, but, in any event, within ten (10) days from the date hereof, Seller shall provide Buyer with a written schedule containing the Seller’s best estimate of the Cure Costs for each executory contract or unexpired lease to which Seller is a party or is otherwise bound. Seller and Buyer will use their commercially reasonable efforts to obtain any necessary consents with respect to any Contract or any claim or right or any benefit arising thereunder for the assignment thereof to Buyer as Buyer may reasonably request.

7.10 Reorganization.

(a) The parties agree that the Buyer has the right to elect by written notice (the “Reorganization Notice” substantially in the form attached hereto as Exhibit F) to Seller at any time prior to the Closing, to direct that the Asset Acquisition shall instead be effected pursuant to the following transactions which are intended to qualify as a reorganization pursuant to Section 368(a) of the Code: (i) Seller shall contribute the Assets (other than Excluded Assets) (the “Asset Contribution”) to a newly formed Subsidiary of the Company which is treated as a corporation for U.S. tax purposes (“Newco”) or one or more wholly-owned Subsidiaries of Newco which are treated as disregarded entities for U.S. income tax purposes in consideration for equity interests of Newco and Newco shall accept the Assets and assume only the Assumed Liabilities pursuant to Article II herein as if Newco was substituted for Buyer; (ii) immediately following the Asset Contribution, Seller shall exchange and deliver to Buyer, free and clear of any and all Encumbrances and with all rights attached thereto, and Buyer shall acquire, 100% of the equity interests of Newco (the “Equity Exchange”) from the Seller, and (iii) in consideration of the equity interests, Buyer shall exchange the Purchase Price in the same manner as set forth in this Agreement.

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(b) The Asset Contribution and Equity Exchange contemplated by this Section 7.10 shall be affected pursuant to amendments to this Agreement and such other customary documentation as may be agreed between Buyer and Seller, and such amended Agreement and other documentation is intended to constitute part of a “plan of reorganization” as defined in Treasury Regulation Section 1.368-2(g).

7.11 Name Changes

(a) Immediately following the Closing and in any event within five (5) days after the Closing Date, Seller shall file with the Secretary of State for the State of Delaware an amendment to its articles of incorporation eliminating “CyberDefender” from its company name and promptly thereafter deliver to Buyer evidence, in form and substance reasonably satisfactory to Buyer, of such change to its company name.

(b) From and after the Closing Date, Seller shall cease all use of the trademarks of Seller (the “Marks”) or any confusingly similar variation thereof. Thereafter, Seller shall not (i) in any proceeding allege that the Marks are not distinctive or that the Marks have not achieved secondary meaning; or (ii) own any interest, directly or indirectly, in, become associated with, or otherwise lend any aid or support to any Person (other than Buyer or any Affiliate thereof) using the Marks or any confusingly similar variation thereof. Seller acknowledges that a material breach of this Section 7.11(b) would result in irreparable harm to Buyer and, in the event of any such breach, and without waiving any other rights which Buyer may have, Buyer shall be entitled to injunctive and other equitable relief in order to enforce the provisions of this Section 7.11(b).

Article VIII.

CONDITIONS TO OBLIGATIONS OF PARTIES

8.01 Conditions to Obligations of Seller. The obligation of Seller to consummate the transactions contemplated by this Agreement are subject to the fulfillment at or prior to the Closing of each of the following conditions (any or all of which may be waived in whole or in part by Seller):

(a) Representations and Warranties. Each representation and warranty of Buyer contained herein shall have been true and correct in all respects as of the date hereof and as of the Closing Date, as if made on the Closing Date (unless, in each case, such representations and warranties are expressly made as of a different date, in which case such representations and warranties shall have been true and correct in all respects as of such other date), except to the extent that the failure of such representations and warranties to be true and correct shall not, either individually or in the aggregate, constitute a Buyer Material Adverse Effect. For purposes of determining compliance with this Section 8.01(a), all references to the words “material,” “Material Adverse Effect” or words of similar import in such representations and warranties shall be disregarded. Buyer shall have delivered to Seller a certificate, executed by an officer of Buyer, certifying Buyer’s compliance with this Section 8.01(a).

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(b) Performance. Buyer shall have performed and complied, in all material respects, with all agreements, obligations and covenants required by this Agreement to be so performed or complied with by Buyer at or prior to the Closing Date, and Buyer shall have delivered to Seller a certificate, executed by an officer of Buyer, to such effect.

(c) Closing Documents. On or prior to the Closing Date, Buyer shall have delivered to Seller, in form and substance reasonably acceptable to Seller, each of the documents listed in Section 4.02(a) hereof.

(d) Judgments, Decrees and Litigation. There shall not be in effect or exist any judgment, Order, injunction or decree issued by a Governmental Entity restraining or prohibiting the consummation of or imposing material modifications on the transactions contemplated by this Agreement.

(e) Bankruptcy Court.

(i) The Bid Procedures Order (A) shall have been entered no later than thirty (30) calendar days after the Petition Date, which date may be waived or extended by Buyer in its sole discretion, (B) shall not have been stayed, modified, amended, dissolved, revoked or rescinded without Buyer’s consent, and (C) shall be in full force and effect on the Closing Date.

(ii) The Transaction Approval Order (A) shall have been entered no later than ninety (90) calendar days after the Petition Date, which date may be waived or extended by Buyer in its sole discretion, (B) shall not have been stayed, modified, amended, dissolved, revoked or rescinded without Buyer’s consent, and (C) shall be in full force and effect on the Closing Date.

(f) Scheduling of Closing Date. Buyer shall have given Seller a Notice of Scheduling of Closing Date and at least sixty-five (65) days shall have elapsed since the giving of such notice.

8.02 Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement are subject to the fulfillment at or prior to the Closing Date of each of the following conditions (any or all of which may be waived in whole or in part by Buyer).

(a) Representations and Warranties. Each representation and warranty of Seller contained herein shall have been true and correct in all respects as of the date hereof and as of the Closing Date, as if made on the Closing Date (unless, in each case, such representations and warranties are expressly made as of a different date, in which case such representations and warranties shall have been true and correct in all respects as of such other date), except to the extent that the failure of such representations and warranties to be true and correct shall not either, individually or in the aggregate, constitute a Material Adverse Effect. For purposes of determining compliance with this Section 8.02(a), all references to the words “material,” “Material Adverse Effect” or words of similar import in such representations and warranties shall be disregarded. Seller shall have delivered to Buyer one or more certificates, executed by an officer of Seller, certifying Seller’s compliance with this Section 8.02(a).

(b) Performance. Seller shall have performed and complied, in all material respects, with all agreements, obligations and covenants required by this Agreement to be so performed and complied with by Seller at or prior to the Closing, and Seller shall have delivered to Buyer one or more certificates, executed by an officer of Seller to such effect.

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(c) Closing Documents. On the Closing Date, Seller shall have executed and delivered to Buyer, in form and substance reasonably acceptable to Buyer, each of the documents listed in Section 4.02(b) hereof.

(d) Judgments, Decrees and Litigation. There shall not be in effect or exist any Order, issued by a Governmental Entity restraining or prohibiting the consummation of or imposing material modifications on the transactions contemplated by this Agreement or any pending or threatened litigation by a Governmental Entity or other third party seeking to restrain, prohibit or impose material modifications on the consummation of the transactions contemplated hereby.

(e) Bankruptcy Court.

(i) The Bankruptcy Court shall have entered the Bid Procedures Order no later thirty (30) calendar days following the Petition Date, which date may be waived or extended by Buyer in its sole discretion, and the Bid Procedures Order shall have become a Final Order, shall have remained in full force and effect and shall not have been stayed, vacated, modified or supplemented without Buyer’s prior written consent. The Bid Procedures Order shall be in form and substance acceptable to Buyer.

(ii) The Bankruptcy Court shall have entered no later than thirty (30) calendar days after the Petition Date a Final Order, in form and substance reasonably acceptable to Buyer, approving the DIP Financing and such Order shall have remained in full force and effect and shall not have been stayed, vacated, modified or supplemented without Buyer’s prior written consent.

(iii) The Bankruptcy Court shall have entered the Transaction Approval Order no later than ninety (90) calendar days after the Petition Date, which date may be waived or extended by Buyer in its sole discretion, and the Transaction Approval Order shall have become a Final Order, shall have remained in full force and effect and shall not have been stayed, vacated, modified or supplemented without Buyer’s prior written consent. The Transaction Approval Order shall be in form and substance acceptable to Buyer.

(f) DIP Financing Agreement. No Event of Default under the Financing Order shall have occurred and be continuing, and the Termination Date under the Financing Order shall not have occurred.

Article IX.

MISCELLANEOUS

9.01 Fees and Expenses. Except to the extent provided in Sections 2.01(c), 4.05, 7.03(b), 9.02 and 9.13 hereof and the Financing Order, Seller and Buyer shall each respectively pay all fees and expenses incurred by it, or on behalf of it, in connection with, or in anticipation of, this Agreement and the consummation of the transactions contemplated hereby.

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9.02 Further Assurances. From time to time after the Closing, at the request of one of the parties hereto and at the expense of the party so requesting, each of Seller and Buyer agree to execute and deliver to such requesting party such documents and take such other action as such requesting party may reasonably request in order to consummate more effectively the transactions contemplated hereby. Seller and Buyer shall cooperate with each other and provide each other with such assistance as reasonably may be requested by either of them, including with respect to the prosecution and defense of claims. The party requesting assistance hereunder shall reimburse the party providing assistance for all reasonable third-party out-of-pocket expenses incurred in providing such assistance.

9.03 Notices. All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if delivered personally, sent by overnight courier, facsimile transmission or mailed (certified or registered mail, return receipt requested):

If to Seller to:

CyberDefender Corporation

617 West 7th Street, Suite 401

Los Angeles, CA 90017

Attention: Gary Lloyd

Facsimile: (213) 652-1839

with a copy to:

Pachulski Stang Ziehl & Jones

10100 Santa Monica Boulevard, 13th Floor

Los Angeles, CA 90067-4003

Attention: Jeffrey N. Pomerantz

Facsimile: (310) 201-0760

If to Buyer, to:

GR Match, LLC

c/o Guthy-Renker LLC

3340 Ocean Park Boulevard, Suite 3000

Santa Monica, CA 90405

Attention: Stephanie Blackman

Facsimile: (310) 581-3443

with a copy to:

Latham & Watkins LLP

355 S. Grand Avenue

Los Angeles, California 91107

Attention: Peter M. Gilhuly

Facsimile: (213) 891-8765

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or to such other person or address as any party shall specify by notice in writing to the other party. All such notices, requests, demands, waivers and communications shall be deemed to have been received on the date on which so hand-delivered or telecommunicated or delivered by overnight courier or on the fifth Business Day following the date on which so mailed, except for a notice of change of address, which shall be effective only upon receipt thereof.

9.04 Entire Agreement. This Agreement, the Other Agreements, the Schedules, Annexes and the Exhibits hereto and thereto contain the entire understanding of the parties hereto with respect to their subject matter. This Agreement supersedes all prior agreements and understandings, oral and written, with respect to its subject matter.

9.05 Severability. Should any provision of this Agreement for any reason be declared invalid or unenforceable by a court of competent jurisdiction, such decision shall not affect the validity or enforceability of any of the other provisions of this Agreement, which other provisions shall remain in full force and effect and be enforced to the fullest extent permitted by Law.

9.06 Binding Effect. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

9.07 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, directly or indirectly, by any party hereto without the prior written consent of the other party; provided, however, that Buyer may assign its rights under this Agreement and the Other Agreements to a Subsidiary or Affiliate without the prior consent of Seller, however, any such assignment shall not relieve Buyer of its obligations hereunder or under any Other Agreement.

9.08 No Third-Party Beneficiaries. Except as provided in Sections 9.17 and 9.18 hereto, this Agreement is not intended, and shall not be deemed, to confer upon or give any Person (including, without limitation, any past or current employees, consultants, directors or other service providers of Seller or its Affiliates) except the parties hereto and their respective successors and permitted assigns, any remedy, claim, Liability, reimbursement, cause of action or other right under or by reason of this Agreement.

9.09 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

9.10 Interpretation. The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement.

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9.11 Governing Law. This Agreement and any claim related directly or indirectly to this Agreement shall be governed by and construed in accordance with the Laws of the State of California, without regard to the principles of conflicts of law thereof that would defer to the substantive Laws of any other jurisdiction. The parties agree that, during the period from the date hereof until the date on which the Chapter 11 Case is closed or dismissed (the “Bankruptcy Period”), the Bankruptcy Court shall have exclusive jurisdiction to resolve any controversy, claim or dispute arising out of or relating to this Agreement or any other agreement entered into in connection herewith. The parties further agree that, following the Bankruptcy Period, any action or proceeding with respect to such controversy, claim or dispute shall be brought against any of the parties exclusively in either the United States District Court for the Central District of California or any state court of the State of California located in such district, and each of the parties hereby consents to the personal jurisdiction of such court and the Bankruptcy Court (and to the appropriate appellate courts) in any such action or proceeding and waives any objection, including, without limitation, any objection to the laying of venue or on the grounds of forum non conveniens, which any of them may now or hereafter have to the bringing of such action or proceeding in such respective jurisdictions. Each party hereby irrevocably consents to the service of process of any of the aforesaid courts in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to the other parties to such action or proceeding. Each party acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues, and therefore each party hereby irrevocably and unconditionally waives any right such party may have to a trial by jury.

9.12 Amendments. This Agreement may not be amended, modified or supplemented except pursuant to an instrument in writing signed by each of the parties hereto. Any failure of Seller to comply with any term or provision of this Agreement may be waived by Buyer at any time by an instrument in writing signed on behalf of Buyer and any failure of Buyer to comply with any term or provision of this Agreement may be waived by Seller at any time by an instrument in writing signed on behalf of Seller, but any such waiver or failure to insist upon strict compliance with such term or provision shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure to comply.

9.13 Litigation Support. In the event and for so long as any party hereto is actively contesting or defending any action, suit, grievance, arbitration, proceeding, hearing, investigation, charge, complaint, claim or demand with respect to any third party in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act or transaction on or prior to Closing relating to or involving the Business, the Assets, the Rehired Employees or the Assumed Liabilities, the other parties will reasonably cooperate with such contest or defense and make reasonably available its personnel, records and information applicable to such matter as may be necessary in connection with prudent handling of such contest or defense, at the contesting or defending party’s expense.

9.14 Terms Generally; Incorporation of Recitals. As used in this Agreement (a) words in the singular shall be held to include the plural and vice versa, (b) words of one gender shall be held to include the other genders as the context requires, (c) the terms “hereof”, “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement and not to any particular provision of this Agreement, (d) references to Article, Section, paragraph, Annex, Exhibit and Schedule are references to the Articles, Sections, paragraphs, Annexes, Exhibits and Schedules to this Agreement, unless otherwise specified, (e) the word “including” and words of similar import when used in this Agreement, shall be deemed to be followed by the words “without limitation”, unless otherwise specified, and (f) the word “or” shall not be exclusive. The preamble and recitals of this Agreement shall be deemed part of this Agreement and are incorporated fully herein.

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9.15 No Survival of Representations, Warranties and Covenants. The representations and warranties of Buyer and Seller contained in this Agreement and the covenants and agreements of Buyer and Seller contained in this Agreement that, by their terms, are to be performed prior to the Closing, shall not survive the Closing and the consummation of the transactions contemplated by this Agreement. All other covenants and agreements shall survive the Closing and the consummation of the transactions contemplated by this Agreement until fully performed.

9.16 Specific Performance. It is understood and agreed by Buyer and Seller that money damages would be an insufficient remedy for any breach of this Agreement by Buyer or Seller and as a consequence thereof, after the entry of the Transaction Approval Order, each non-breaching party shall be entitled to specific performance and injunctive or other equitable relief as a remedy for any such breach, including, without limitation, an Order of the Bankruptcy Court or other court of competent jurisdiction requiring Buyer or Seller to comply promptly with any of its obligations hereunder; provided that nothing in this Section 9.16 shall obligate Seller to consummate the Asset Acquisition with Buyer if Seller complies with the Bidding Procedures and Seller accepts a Qualified Bid (as defined in the Bidding Procedures) from a Person other than Buyer.

9.17 Releases.

(a) Effective as of the Closing, Seller hereby releases Buyer and its Affiliates, and each of their respective officers, directors, managers and employees (in their capacity as such and for services provided to Buyer and its Affiliates), direct or indirect equityholders and non-employee agents and representatives (collectively, the “Buyer Released Parties”) from any and all Liabilities, actions, rights of action, contracts, Indebtedness, obligations, claims, causes of action, suits, damages, demands, costs, expenses and attorneys’ fees whatsoever, of every kind and nature, known or unknown, disclosed or undisclosed, accrued or unaccrued, existing at any time, in all circumstances arising prior to Closing, that Seller or its Affiliates and all such Persons’ respective successors and assigns, have or may have against any of the Buyer Released Parties; provided, that the foregoing shall not release any rights under this Agreement and other agreements contemplated hereby which expressly survive Closing. Each Buyer Released Party that is not a party to this Agreement shall be considered a third party beneficiary of this Agreement with respect to any rights of indemnity or release provided herein.

(b) Effective as of the Closing, Buyer hereby releases any claims it may have against the Debtor’s estate except for claims arising out of or relating to this Agreement.

9.18 Waiver of Civil Code § 1542.

(a) By this Agreement, Seller expressly waives and relinquishes any and all protections provided under section 1542 of the California Civil Code and any similar rights, rules, regulations, and provisions of the Laws of other state and federal jurisdictions. Seller represents, acknowledges and agrees that it has been advised by its legal counsel of, and is familiar with, and understands the effect of section 1542 of the California Civil Code, which provides as follows:

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A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

(b) Seller is aware that hereafter it may discover claims presently unknown or disclosed to it, facts in addition to or different from those which it now knows or believes to be true, and/or claims in its favor of which it is currently unaware. Nevertheless, by this Agreement, Seller (i) expressly intends for all of such claims to be included within the scope of the foregoing release and such release constitutes a full, complete, voluntary, absolute, and general release of all such claims; and (ii) expressly acknowledges that its waiver and relinquishment of rights under section 1542 of the California Civil Code and all similar rights, rules, regulations, and provisions is an essential element of the consideration provided by this Agreement and that, without such waiver and relinquishment, Buyer would not have executed the Agreement or agreed to its terms. Notwithstanding the foregoing, no rights or claims arising out of this Agreement are waived.

9.19 Computation of Time. In computing any period of time prescribed by or allowed with respect to any provision of this Agreement that relates to Seller or the Chapter 11 Case, the provisions of rule 9006(a) of the Federal Rules of Bankruptcy Procedure shall apply.

9.20 Time of Essence. Time is of the essence of this Agreement.

9.21 Mutual Drafting. This Agreement is the result of the joint efforts of Buyer and Seller, and each provision hereof has been subject to the mutual consultation, negotiation and agreement of the parties and there is to be no construction against any party based on any presumption of that party’s involvement in the drafting thereof.

[Signature Pages Follow]

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IN WITNESS WHEREOF, the parties have duly executed this Asset Purchase Agreement as of the date first above written.

GR MATCH, LLC

By:
Name:
Title:

CYBERDEFENDER CORPORATION

By:
Name:
Title: